                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 'SS'240.14a-12


                          INTERSTATE HOTELS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
     (5) Total fee paid:

         -----------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the file is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date filed:

          ----------------------------------------------------------------------

          Preliminary Copy, Subject to Completion, Dated April 23, 2002

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP
                                1965 Waddle Road
                        State College, Pennsylvania 16803

                                 April ___, 2002

Dear Interstate Stockholder:

As you know, Shaner Hotel Group Limited Partnership has made a tender offer at $3 per share to acquire 2,465,322 shares of Class A Common Stock of Interstate Hotels Corporation. If the tender offer is successful, Shaner will own 51% of the issued and outstanding Class A Common Stock.

As the Chairman and CEO of Shaner Hotel Group Limited Partnership and a nominee for director at this year's annual meeting of stockholders of Interstate Hotels Corporation, I thought you may have some interest in my background. I started in the hotel business at 29 years of age by acquiring a Sheraton Hotel. I learned the hotel business through personally working at this property in all aspects of hotel operations including sales and marketing, maintenance and food service. Since that time, our company has owned or managed over 60 different hotels; however, we have maintained our hands on family oriented approach to hotel management and operations. Our company culture is built upon integrity and respecting the interest of our owners and our employees. I believe that with your support, I can institute our values at Interstate Hotels Corporation to improve operating performance of Interstate and ultimately stockholder value. In fact, Shaner has paid all scheduled distributions to all its partners without exception from 1983 until the present time including excess distributions and I hope to bring this positive financial management to Interstate.

In order to accomplish my goals, I am writing to you today seeking your support on two initiatives that I am confident will add value to Interstate Hotels and your investment. I am asking for your support by voting FOR on the two items on the enclosed GOLD proxy.

     [X] Electing the two Shaner nominees to the board of directors of Interstate Hotels Corporation.

     [X] Urging the Board to remove the "poison pill", which would allow Shaner to move forward with a tender offer to acquire 2,465,322 shares of the Class A Common Stock at $3.00 per share.

If you review the recent financial statements and other corporate filings of Interstate Hotels Corporation, as I have, it becomes clear that current management has performed at an unsatisfactory level. Examples of this unsatisfactory performance are:

                                 - OPERATIONS -

     o Interstate stock has fallen from a high of $5.00 per share in June 1999 to a low of $1.25 in December 2001. Interstate Hotels Corporation has reported net losses in excess of $23.5 million over the last three years.
     o Shaner Response--If our nominees are elected to the Board, we will offer to bring significant new management fee income to a joint venture between Interstate and Shaner by assigning the management contracts on all Shaner hotels to the joint venture. Of course, any business relationship will be an arms-length transaction and approved by a disinterested Board. Our nominees would promote significant cost savings which we believe will help to return Interstate to profitability.

     o Senior management of Interstate Hotels Corporation has received compensation, which we estimate to be in excess of $12.0 million over the last three years.
     o Shaner Response--If our nominees are elected to the Board, they will suggest a removal of senior management as it presently exists to be replaced by Shaner senior executives which will result in a significant yearly savings to Interstate.

     o Interstate recorded a $3,026,000 loss less than one year after the Worldgate investment, which investment appears to have benefited interrelated parties and members of the Board of Interstate.
     o Shaner Response--If we succeed in electing Shaner directors to the Board, we will put forth a motion to the full board that, in the future, Interstate funds shall not be invested in any private hotels controlled by any members of the Board of Directors of Interstate.

     o In over a year and a half, Interstate has failed to invest any of the Lehman investor funds; however, Interstate has paid or accrued over $3,500,000 in preferred dividends and interest expense while incurring $2,100,000 in fees.
     o Shaner Response--If we succeed in electing two Shaner directors to the Board of Interstate, they will urge the full Board to commence negotiations with the Lehman group in order to pay in full the debt owed to the Lehman group and to redeem the preferred stock owned by the Lehman group. This would result in an annual interest savings to Interstate of approximately $2,600,000.

                            - CORPORATE GOVERNANCE -

o When the common stock was spun-off to Interstate stockholders management adopted a number of anti takeover provisions including the "poison pill", staggered board of directors, and executive golden parachutes. The Lehman financing in 2000 introduced additional restrictions. The cumulative effective of these proposals disenfranchises the common stockholders.
o Shaner Response - If we are successful in obtaining board representation we will bring forth motions to:
o    Redeem the poison pill;
o Replace the staggered election of the board of directors with annual election of all directors making the board more responsive to shareholder concerns;
o    Require director attendance at or above the 75 percent level;
o Require the Audit, Compensation and Nominating Committees of the board to be comprised of only Independent directors;
o Attempt to negotiate a reasonable settlement of the current executives' golden parachutes.
o Eliminate the ability to reprice options as Interstate did in February 2001, when the exercise price of existing stock options was lowered to $2.00 from $4.50.

As a substantial owner of Class A Common Stock, the interests of Shaner are aligned with your interests. If the nominees of Shaner are elected to the board, Shaner will strive to ensure that they act in the best interest of all stockholders.

     Your vote is essential. If you do not support the proposals of Shaner Hotel Group Limited Partnership, we believe that Interstate will continue to perform at an unsatisfactory level.

Even if you previously have submitted a proxy card furnished by Interstate, it is not too late to change your vote by simply signing, dating and returning the enclosed GOLD proxy card today. We request that all holders of Class A Common Stock vote FOR the nominees designated by Shaner Hotel Group Limited Partnership and that all holders of Common Stock vote FOR the resolution urging the board to remove the poison pill.

Any questions you may have can be directed to N.S. Taylor & Associates, Inc., at 866-470-4500.

We urge you to support our efforts to protect your interest as common stockholders in Interstate. Please sign, date and return the GOLD proxy card today. I personally assure you that if I receive your support through a FOR vote on our proxy solicitation you will receive my utmost efforts on your behalf to improve stockholder value at Interstate.

Sincerely yours,

Lance T. Shaner
Chairman and CEO
Shaner Hotel Group Limited Partnership

          Preliminary Copy, Subject to Completion, Dated April 23, 2002

                                 PROXY STATEMENT
                                       OF
                     SHANER HOTEL GROUP LIMITED PARTNERSHIP

                       2002 ANNUAL MEETING OF STOCKHOLDERS
                        OF INTERSTATE HOTELS CORPORATION

         This Proxy Statement and the accompanying form of GOLD proxy card are being furnished by Shaner Hotel Group Limited Partnership, a Delaware limited partnership ("Shaner Hotel Group," "we" or "us"), to the owners of shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and the owner of the Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), of Interstate Hotels Corporation, a Maryland corporation ("Interstate" or the "Company"), in connection with the solicitation by Shaner Hotel Group of proxies from the stockholders to be voted at Interstate's 2002 Annual Meeting of Stockholders, and at any adjournments, postponements or reschedulings thereof (the "Annual Meeting"). Interstate has announced that the Annual Meeting will be held at [_____ a.m.] local time on [June ___], 2002 at [_____]. Interstate has fixed [April _____], 2002 as the date for the determination of stockholders of record entitled to notice of and to vote at the Annual Meeting (the "Record Date").

         The date of this Proxy Statement is [May _____], 2002. This Proxy Statement and the accompanying GOLD proxy card are first being sent or given to Interstate's Common stockholders on or about May 3, 2002.

         At the Annual Meeting, Interstate's Class A Common stockholders will be asked to elect two members of Interstate's Board of Directors and its Class A and Class B Common Stockholders will be asked to ratify the selection of Interstate's independent public accountants. Shaner Hotel Group intends to make the following two proposals, which are more fully described in this Proxy Statement.

         1. To elect the two Shaner Hotel Group Class A nominees for election as Common Stock A-3 directors, as set forth below in this Proxy Statement.

         2. To recommend that Interstate's Board of Directors remove the impediment to Shaner Hotel Group's tender offer for shares of Class A Common Stock represented by Interstate's Shareholder Rights Agreement.

Each of Shaner Hotel Group's stockholder proposals is described in greater detail elsewhere in this Proxy Statement. Shaner Hotel Group is making no recommendation concerning the ratification of the selection of independent accountants. Interstate stockholders may use the enclosed GOLD proxy card to vote on the ratification of the selection of Interstate's accountants, as well as to vote on the two Shaner Hotel Group proposed resolutions described in this Proxy Statement.

         Shaner Hotel Group has approached Interstate twice with proposals to negotiate a transaction, but has been rebuffed both times. The contacts and course of dealing between Shaner Hotel Group and Interstate are described below in the Section entitled "Background Information." Shaner Hotel Group remains interested in pursuing discussions and negotiations with Interstate's Board of Directors regarding a transaction. Shaner Hotel Group has commenced a cash tender offer for 2,465,322 shares of Interstate's Class A Common Stock, on the terms and subject to the conditions set forth in Shaner Hotel Group's Offer to Purchase, dated April 20, 2002, and the related Letter of Transmittal. This Proxy Statement is neither an offer to purchase those shares, nor a request for the tender of them. Our offer is being made only by means of the Offer to Purchase and the related of Letter of Transmittal, which you should have already received. If you have not received the Offer to Purchase and the related Letter of Transmittal, please contact our Solicitation Agent, N.S. Taylor & Associates, Inc., as set forth below.

         It is important that Interstate's stockholders vote their shares at the Annual Meeting. Please read these materials regarding the Annual Meeting carefully, and please make sure that you make your desires known by voting your Interstate shares at the meeting. Based upon Interstate's Proxy Statement for the Annual Meeting, as of the close of business on [April ____ ], 2002, there were 5,487,885 shares of Class A Common Stock outstanding, 242,555 shares of Class B Common Stock outstanding, and 725,000 shares of Series A Preferred Stock outstanding.

         A vote in favor of the Shaner Hotel Group proposals described in this Proxy Statement will not obligate the Interstate Class A Common Stock stockholders to tender their Interstate shares pursuant to the Offer to Purchase. Each Interstate Class A Common stock stockholder of record as of the Record Date will be entitled to vote at the Annual Meeting, even if the stockholder has tendered Interstate Class A Common shares for purchase pursuant to the Offer or has sold those shares after the Record Date.

         Whether or not a Interstate stockholder plans to attend the Annual Meeting, Shaner Hotel Group urges all Interstate stockholders to vote FOR both of the Shaner Hotel Group proposals described in this Proxy Statement by signing and returning the accompanying the GOLD proxy card in the enclosed, postage-paid envelope. Unless revoked in the manner set forth below, GOLD proxies will be voted at the Annual Meeting in accordance with the written instructions specified in the proxy. In the absence of written instructions, GOLD proxies will be voted FOR the two Shaner Hotel Group proposals described in this Proxy Statement, and FOR the ratification of the selection of Interstate's independent public accountants.

         The proxies named in the accompanying GOLD proxy card will not have discretionary authority to vote on any of the matters described in this Proxy Statement. Shaner Hotel Group has no reason to believe that any proposals other than those described in this Proxy Statement will come before Interstate's stockholders at the Annual Meeting. If other proposals are introduced at the Meeting, however, the proxies named in the accompanying GOLD proxy cards will vote on any such other matters in their discretion. Shaner Hotel Group urges Interstate's stockholders NOT to sign any proxy cards sent by Interstate opposing either of the Shaner Hotel

Group proposals described in this Proxy Statement, or which does not provide a means to vote on the two Shaner Hotel Group proposals described in this Statement.

         You may already have received, or will soon receive, a proxy card from Interstate. Please return only Shaner Hotel Group's GOLD proxy card and do not return any Interstate proxy card under any circumstances. If you return both proxy cards there is a danger that your shares will not be voted as you desire because only the latest dated proxy card you submit counts.

         THIS SOLICITATION IS BEING MADE BY THE SHANER HOTEL GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF INTERSTATE.

         If you have any questions regarding your proxy, or need assistance in voting your shares of Common Stock, please call our Solicitation Agent:

                         N.S. TAYLOR & ASSOCIATES, INC.
                           15 North Street, 2nd Floor
                           Dover-Foxcroft, Maine 04426

                  Banks and Brokers Call Collect: 207.564.8700
                     All Others Call Toll-Free: 866.470.4500

                                [May ____ ], 2002

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION...............................................................1

BACKGROUND INFORMATION...........................................................................................12

SHANER HOTEL GROUP'S PROPOSALS...................................................................................13

VOTING PROCEDURES................................................................................................14

ELECTION OF SHANER HOTEL GROUP'S NOMINEES AS DIRECTORS...........................................................15

PROPOSAL TO RECOMMEND REMOVAL OF INTERSTATE'S POISON PILL........................................................32

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS........................................................35

SOLICITATION OF PROXIES..........................................................................................36

INFORMATION ABOUT INTERSTATE.....................................................................................37

INFORMATION ABOUT SHANER HOTEL GROUP.............................................................................39

BACKGROUND TO THIS PROXY SOLICITATION............................................................................42

MISCELLANEOUS ...................................................................................................48

OTHER INFORMATION................................................................................................49

SCHEDULE I   DIRECTORS AND EXECUTIVE OFFICERS OF SHANER HOTEL GROUP AND SHANER OPERATING CORP....................51

SCHEDULE II  CURRENT PORTFOLIO OWNED OR MANAGED BY SHANER HOTEL GROUP............................................53

SCHEDULE III INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES..............................................54

SCHEDULE IV  SHARES OF INTERSTATE'S COMMON STOCK OWNED BY SHANER HOTEL GROUP LIMITED PARTNERSHIP, ITS GENERAL
             PARTNER, AND THEIR OFFICERS, DIRECTORS, EMPLOYEES, AND BY OTHERS WHO MAY SOLICIT PROXIES............55

SCHEDULE V   BENEFICIAL OWNERSHIP OF INTERSTATE'S COMMON STOCK...................................................56

               QUESTIONS AND ANSWERS ABOUT THIS PROXY SOLICITATION

         The following are some of the questions you as a stockholder of Interstate, may have and our answers to those questions. Please read carefully the remainder of this statement. The information in this section is only a summary, is not complete, and may not contain all the information which may be important to you. Questions or requests for assistance may be directed to N.S. Taylor & Associates, Inc. at its address and telephone number listed in the last question and answer in this section.

Who is soliciting my vote?

         Shaner Hotel Group Limited Partnership, a Delaware limited partnership, is soliciting the right to vote your shares. The General Partner of Shaner Hotel Group is Shaner Operating Corp., a Delaware corporation. Shaner Hotel Group and its affiliates beneficially own approximately 6.08% of the outstanding shares of Class A Common Stock. Shaner Hotel Group has an outstanding tender offer to purchase an additional 44.92% of the shares of Class A Common Stock. If successfully completed, the tender offer would give Shaner Hotel Group and its affiliates the beneficial ownership of approximately 51.0% of the Class A Common Stock and approximately 48.4% of all Common Stock. For more information concerning Shaner Hotel Group, Shaner Operating Corp., and their principals, see pages 15 and 39 and Schedule I.

For what meeting are you soliciting my vote?

         We are soliciting the right to vote your shares at the 2002 annual meeting of stockholders of Interstate. Should you give us your proxy to vote your shares at that meeting, we would vote shares of Class A Common Stock in favor of our two nominees for election to Interstate's board of directors, shares of all Common Stock in favor of our proposal to recommend that the board of directors remove Interstate's "poison pill" as an impediment to the completion of our tender offer, and shares of all Common Stock in our discretion on any other matters which may come up for a vote at that meeting. (See page 13)

Why are you soliciting my votes?

         We are soliciting the right to vote your shares in order to be able to elect our two nominees as directors of Interstate and to pass a resolution recommending to the board that it remove the "poison pill" as an impediment to the completion of our tender offer. We are seeking to elect our two nominees to the board in order to be able to exert influence on and control over the management and affairs of Interstate. We want to remove the "poison pill" impediment to the completion of our tender offer in order to increase our investment in Interstate. We believe in the long-term value of Interstate, in the business of owning and operating hotels and motels, and in the synergies and operating efficiencies which may be obtained by a business relationship between Interstate and us. (See pages 15 and 32)

What votes are required to adopt measures at the meeting?

The holders of a majority of the outstanding shares of Class A Common Stock, Class B Common Stock and Series B Preferred Stock, considered together, and present in person or by proxy, constitute a quorum for the transaction of business at the meeting, provided that a majority of the outstanding Class A Common shares are present for the election of the Class A Directors, and a majority of the outstanding Class A and Class B Common shares, voting together as a single class, are present for the adoption of our proposal relating to the "poison pill," the ratification of the appointment of the independent accountants, and for any other matter to be voted upon by the Common Stockholders. If a quorum of stockholders is present at the meeting and the holders of more than one-half of the Class A Common shares are present at the meeting, in person or by proxy, the two Class A Common Stock directors shall be elected by plurality vote of the Class A shares. If a quorum of stockholders is present at the meeting and holders of more than one-half of the shares of Common Stock are present at the meeting, in person or by proxy, the holders of a majority of the Class A and Class B Common Stock, voting together as a single class, present in person or by proxy, are required to adopt our proposal relating to the "poison pill," ratify the appointment of the independent accountants and to carry any other matter brought to a vote at the meeting to be voted upon by the Common Stockholders. (See page 14)

What should I do now?  How do I vote?

         After you read and consider carefully the information contained in this Proxy Statement, please fill out, sign, and date your GOLD proxy card and mail your signed GOLD proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. Failure to return your GOLD proxy or vote in person at the meeting will have the same effect as a vote against our nominees for director and our proposal for purposes of the vote based on the shares outstanding. (See page 15)

If my shares are held in "street name" by my broker, will my broker vote my shares for me?

         No. Your broker will not be able to vote your shares for our nominees nor on our proposal to redeem the poison pill without your specific instructions. You should fill out, sign, date, and return the GOLD proxy card and otherwise follow the directions provided by your broker on how to instruct your broker to vote your shares.
(See page 50)

Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

         Yes, you can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote. (See page 15)

How can I tender my shares into your offer?

         If you would like to tender your shares into our offer, contact N.S. Taylor & Associates, Inc. as set forth below for information on how to do so and for copies of the required offer to purchase and letter of transmittal. Signing and submitting a proxy card to us will not tender your shares. This Proxy Statement is neither an offer to purchase your shares nor a request for the tender of your shares. The offer is being made only by means of the offer to purchase and the related letter of transmittal. (See page 12)

What are the conditions to your tender offer?

         The most important conditions to our offer are: (i) A minimum of 2,465,322 shares of Class A Common Stock being tendered; and (ii) the removal of the "poison pill" by Interstate's board of directors. The offer is not conditioned upon the receipt of financing by us. This is why the removal of the "poison pill" as an impediment to our offer is important and why we need your support. We have requested that Interstate's board of directors redeem the pill or take other action to remove it as an impediment to our offer. We also need your support and vote to have the stockholders recommend at the annual meeting that the board of directors do so.

What is the "poison pill" and why is it important?

         How does it work? The poison pill refers to Interstate's Shareholders Rights Agreement adopted by the board of directors in 1999 and amended in 2000, but never approved by Interstate stockholders. Under the agreement the board of directors has issued to common stockholders one preferred stock purchase right for each common share. If we were to complete our purchase under our tender offer and nothing were done to redeem or change the preferred stock purchase rights, each right would entitle its holder, other than us (and our affiliates or associates) to purchase, for $33.00, preferred stock of Interstate having a market value of $66.00. Alternatively, the board would be permitted to take action that would result in the receipt by stockholders, other than us and our affiliates and associates, of an equivalent amount of stock on a cashless exercise basis. In some instances the board would also be permitted to exchange one share of Class A Common Stock (or under a formula the equivalent of more than one share of Class A Common Stock) in exchange for each right held by stockholders other than us and our affiliates and associates.

         What effect does it have? If we were to complete our purchase under our tender offer while the rights remain in effect and unchanged, our ownership interest in Interstate would be unacceptably diluted. As a result, we will not proceed and complete the purchase contemplated by our offer, even if you wish to accept the offer, unless the rights are redeemed or made inapplicable to us. Interstate may maintain that this poison pill protects common stockholders by encouraging suitors such as us to negotiate a stockholder-friendly transaction with Interstate. However, in our case this is not true. We have offered several times to discuss a transaction, but the board has rebuffed us each time.

         How can you get around it? Interstate's board has the power to remove the pill if it wishes. It can redeem the rights at a penny apiece or make the pill not applicable to us. We have asked the board to remove the pill from our path in order to be able to give you the benefits of our proposal. We also need your support at the annual meeting to pass a stockholder resolution recommending the board to do so. Please give us your proxy to vote your shares at the meeting in favor of removal of the poison pill.

How and when was Interstate created?

         Interstate was formed as a result of a series of events culminating in the spin-off of Interstate's operations from Wyndham International, Inc., formerly known as Patriot American Hospitality, Inc. ("Wyndham"), on June 18, 1999. On that date, Wyndham transferred to Interstate, which was then a newly-formed corporation, the third-party hotel management and leasing businesses of a predecessor of Interstate, which had been merged with Wyndham in 1998, together with an equity interest in a hotel complex. Wyndham then spun-off Interstate to Wyndham's public stockholders. (See page 19)

Was the "poison pill" ever approved by Interstate's Stockholders?

         No. Prior to the creation and spin-off of Interstate from Wyndham, on June 9, 1999, the then board of Interstate approved the adoption of the Shareholders Rights Agreement. On July 8, 1999, following the spin-off, the board declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock of Interstate to stockholders of record at that time. Thus, Interstate's stockholders never authorized or approved the creation of the "poison pill." (See page 32)

Will the board of directors be required to remove the "poison pill" if you obtain sufficient votes and your proposal is adopted?

         Unfortunately, no. Our proposal is only a recommendation and its adoption would only be a recommendation to the board. Members of the board, however, have a fiduciary duty to all stockholders which supersedes their individual member interests. A strong vote in favor of removal of the "pill" should send a clear and persuasive message to the board that stockholders want the "pill" removed. The "poison pill" is, in our opinion, a measure designed to insulate and entrench members of the board and management. (See page 32)

If the board votes to remove the "poison pill" before the annual meeting, do you still need our proxies to vote our shares?

         Yes we do. Even if the board should redeem the pill, we still may not be able to vote at the meeting the shares we obtain in the tender offer depending upon the record date for stockholders entitled to vote at the meeting. We therefore need the support of the holders of Class A Common Stock to elect our two nominees to the board at the annual meeting. Please sign, date and mail in your GOLD proxy card no matter what the board of directors does to the "pill" before the meeting.

Can you describe the Lehman financing?

         The "Lehman financing" involved the sale of two classes of securities of Interstate. On October 20, 2000, Interstate issued 500,000 shares of its Series B Convertible Preferred Stock for $5.0 million, and its 8.75% Subordinated Convertible Preferred Notes for $25.0 million. The securities were issued to CGLH Partners I L.P. and CGLH Partners II L.P., which are limited partnerships affiliated with Lehman Brothers Holdings, Inc., New York City (the "Lehman Investors"). The shares earn a preferred, annual dividend of 8.75% and are convertible at any time into shares of Class A Common Stock at a conversion rate of $4.00 per share. The Notes represent a debt of Interstate on which it must pay an annual interest rate of 8.75% and are convertible into shares of Class A Common Stock at $4.00 per share. The terms of the shares and the notes limit the Lehman Investors from converting them into shares of Class A Common Stock equal to more than 49.0% of Interstate's total common stock outstanding after the conversion. The terms of these securities also give the Lehman Investors five seats on the board of directors and the right to veto major transactions of Interstate, including asset sales, mergers, and under certain circumstances removal of the "poison pill." (See page 20)

         At the time of the Lehman financing on October 20, 2000, Interstate entered into amended and restated employment agreements with three members of senior management. These new agreements provided for the issuance to these officers of 225,000 additional shares of Series B Preferred Stock, with a value to the recipients of $2.25 million, in exchange for the cancellation of their then-existing employment agreements. The preferred shares were issued to them at that time, but vest over a three-year period. If there is a change of control (as defined in the employment agreements), the shares become vested immediately. (See page 19)

The Lehman investment was substantial. Has it benefited Interstate?

         After a very detailed review of Interstate's published financial statements, it is our opinion that thus far Interstate has not received any significant benefit from this expensive investment. (See page 22)

$30.0 million is a lot of money. What did Interstate have to pay to get this money, how has it used the funds, and what has been the impact on common stockholders?

         Based upon our review of Interstate's published financial statements, we believe that Interstate has expended a significant amount of its own money to obtain this investment, paid a significant amount of money to the holders of the investment, and lost a significant amount on an equity investment made with this financing's proceeds. Aside from any management fee income earned from Interstate's Worldgate investment, which is discussed below, the following picture emerges as to Interstate's losses and their effect on common stockholders. (See page 22)

         Costs and Losses Suffered by Company
         Lehman Equity Placement Fees..........................$2,100,000.00
         Cancellation of Employment Contracts...................2,250,000.00
         Dividends on Preferred Shares............................948,000.00
         Interest on Notes......................................3,281,000.00
         Loss on Worldgate Investment...........................3,900,000.00
         Debt Placement Fee.....................................1,000,000.00
                                                                ------------

                                                              $13,479,000.00

         Benefits Received by Company
         Estimated Interest Income on $25.0 million...........($1,000,000.00)
                                                              ---------------

         Net Cost to Company/Stockholders
         Net Cost to Company (Estimated)......................$12,479,000.00
         Net Cost Per Common Share (Estimated).........................$2.18

         With regard to the items in this chart, please note that the employment contract cancellation payments produced no benefit to Interstate because new employment contracts containing substantially identical termination obligations and annual compensation replaced the contracts which were cancelled as part of this financing. Please also note that the loss of $2.18 per common share is in addition to the fact that the shares of common stock are now junior to the new shares of preferred stock. Notice that Interstate has paid over $6.0 million of its own funds to obtain this investment and has the continuing obligation to pay interest and dividends on the $30.0 million investment. Lastly, please factor in the opportunity cost involved in that Interstate could have used these funds to make other investments which would have had a positive return. The savings of these costs and the alternative positive returns could have produced a positive return to common stockholders.

What is the "Worldgate" investment and how does it relate to the Lehman financing?

         The Worldgate investment refers to Interstate's acquisition in October, 2000 of a 20% non-controlling equity interest in a limited partnership which owns the Renaissance Worldgate Hotel in Kissimmee, Florida for $3.9 million. At the time of the acquisition, Interstate received a fee agreement for the management of the hotel. Management of Interstate has advised us that the acquisition of this interest was approved several months before the Lehman transaction was completed. (See page 21) We tie Interstate's Worldgate investment and the Lehman transaction together for several reasons:

     o the closings of the transactions occurred in the same month and must have been negotiated at approximately the same time;

     o the limited partnership owning the hotel, from which Interstate purchased its equity interest, was controlled by affiliates of the Lehman Investors;

     o Interstate's funds used to purchase its interest in the hotel partnership came from the proceeds of the sale a short time earlier of Interstate's Series B Preferred Stock;

     o shortly before Interstate's investment in the hotel, Lehman Brothers Holding, Inc. refinanced the hotel with a $37.0 million loan which Interstate then partially guaranteed.

         Based on these facts, we are led to conclude that Lehman Brothers and its affiliates, their investment in Interstate, Interstate's investment in the Worldgate hotel partnership, and certain members of the board of directors of Interstate, both before and after the Lehman transaction, are all inter-related.

Although related party transactions and potential conflicts of interest are not necessarily prohibited, were they adequately and timely disclosed as required?

         Before the closing of the Lehman financing, Common Stockholders were asked to approve the financing in proxy materials distributed in September 2000. There was no disclosure in those materials of (i) a possible acquisition by Interstate of an equity interest in the Worldgate hotel, (ii) the ownership of an interest in that hotel by affiliates of the Lehman Investors, (iii) the relationships among Lehman, the purchasers of the notes and the preferred shares, the individuals who were to become directors of Interstate, and the entity owning the hotel, (iv) the anticipated use of part of the proceeds of the preferred stock to make the investment in the hotel, and (v) Interstate's partial guarantee of the Lehman extension of credit to the hotel. We believe that the facts that the two transactions were tied together, that the parties involved in the transaction themselves were so inter-related, and that there were multiple potential conflicts of interest involved, were material to the matters presented for stockholder approval and that they should have been accurately and fully disclosed to stockholders for them to make an informed decision. Limited disclosure of these matters later appeared in Interstate's annual report on form 10-K for calendar year 2000 filed on March 31, 2001, and in Interstate's Proxy Statement for its 2001 annual stockholders meeting distributed on April 30, 2001, but those disclosures were long after the fact and did not provide stockholders with the information they needed in the fall of 2000 to make an informed decision. (See page 21)

How has the Worldgate Hotel investment performed?

         Not well. In fact, the investment has been a disaster. Interstate has written off its entire $3.9 million investment in the Worldgate hold. Late in 2001 the hotel was unable to satisfy debt service obligations on its extensions of credit and defaulted on its mortgage loans. At the end of 2001, Interstate's accounts receivable owed from the hotel for reimbursable expense advances amounted to $1.2 million. In February 2002, the ownership and financing of the hotel were restructured because of its financial difficulties. At that time, Interstate's equity interest was redeemed by the hotel in exchange for mutual releases. At that same time, Interstate received a $0.9 million cash payment towards the accounts receivable balance along with a promissory note for the remaining accounts receivable balance. (See page 21)

         In addition, the hotel management fee payable by the hotel to Interstate went unpaid from July 2001 through February 2002. As part of the February 2002 restructuring, that unpaid fee was forgiven and going forward from that date the management fee was reduced to a below-market rate. It is unknown if, as part of the February 2002 restructuring, any of the other related parties had to surrender their equity interest in the hotel partnership. Thus, in the space of only one and one-half years, Interstate has lost its entire investment in the Worldgate hotel, has lost a good part of its past management fees, is waiting on the reimbursement of past expense advances, and is earning a below-market fee for managing the hotel currently. We question whether if, in the fall of 2000, stockholders had known about the related party aspects and potential conflicts of interest involved in this transaction, and the historical and prospective performance of this hotel, they would have authorized this equity investment.

Interstate's December 31, 2001 balance sheet indicates that it has over $39.0 million of available cash, which suggests that Interstate has substantial cash to invest in the acquisition of additional hotel management contracts. Are there any limitations?

         As noted in the footnotes to the balance sheet, $25.0 million of that cash is restricted to a joint venture with the Lehman Investors and not available for other investments. The Lehman Investors must invest an additional $20.0 million into the joint venture. Although Interstate would make the majority investment in the joint venture, the general partner of the venture would make all major decisions and that partner is controlled by the Lehman interests. To date, the joint venture has not made any investments, Interstate has not indicated when, if at all, any acquisitions may be made, and meanwhile Interstate's $25.0 million sits idle, earning just interest. Shaner Hotel Group believes that the failure of Interstate to segregate the $25.0 million of restricted cash on the face of the balance sheet in its published reports is in direct contravention of applicable rules of the Securities and Exchange Commission. The rules require the "separate disclosure" of "cash items which are restricted as to withdrawal or use." The requirement of separate disclosure has uniformly been interpreted by the SEC to be more than more footnote disclosure. Thus, we believe that the financial statements of Interstate are materially misleading since they substantially mistake the relationship of current assets to current liabilities. (See page 22)

Your description of the costs involved in the Lehman transaction indicates a placement fee of $1.0 million. Was this associated with the Lehman financing in October 2000?

         Not directly. This fee relates to a $40.0 million senior secured credit facility Interstate obtained in July 2001 through Lehman Brothers Holdings, Inc. and other banks. As of March 18, 2002, there have been no draws on that line of credit. Should Interstate decide to draw down on that line in order to fund a future investment through the joint venture with the Lehman interests, a conflict of interest would be present in that the lender to the venture and the general partner making decisions for the venture are both related to Lehman. (See page 20)

Has Interstate repriced its employee stock options and what does that mean?

         In February 2001, Interstate repriced all its outstanding officer and employee options to purchase shares of Class A Common Stock. At that time those options were exercisable at a price per share of $4.50, which was well above the market price. The repricing cut in half the number of shares covered by the options and reduced the exercise price to $2.00 per share. The board indicated that the repricing of the options would provide an incentive to current employees and officers for their continued employment. The problem with this action is that stock options are granted as an incentive to management to reach goals and enhance stock performance. Moreover, it is an attempt by a company to provide additional compensation to management despite its inability to perform. In many corporate circles, the repricing of stock options is looked upon as irresponsible corporate action. In our view, the fact that market prices were substantially below the option exercise price at the time of the repricing, and that Interstate did a repricing then, indicates that Interstate has not been managed well and is run for the benefit of insiders.

Aside from the "poison pill," are there any other structural or contractual barriers which help to entrench current management and which were not approved by the stockholders?

         Interstate's articles provide for the staggered election of Class A Common Stock directors. This has the effect of discouraging possible acquisitions of large blocks of Interstate's stock. In addition, Interstate has put in place lucrative golden parachute contracts for its senior executives, which have a similar dampening effect. Interstate may maintain that these mechanisms protect common stockholders by encouraging suitors such as us to negotiate a stockholder-friendly transaction with Interstate. But in our case this is not true. We have offered several times to discuss a transaction, but the board has rebuffed us each time.

With all of the problems you have described, why do you want to become involved with this Company?

          We believe that Interstate has a good core business and loyal employees. For the last 18 months, the directors and management appear to have been more interested in structuring transactions in which they and related parties principally benefit to the detriment of Interstate and its stockholders. We believe that Interstate's core business and loyal employees can be used in a family-oriented approach to investments and business, which should produce significantly higher revenues and lower operating expenses and which should result in higher profits and hopefully a stronger common stock valuation.

What are your plans for Interstate?

         Our current plans for Interstate are to complete our tender offer, subject to the satisfaction or waiver of important conditions, to nominate and to vote for two candidates for election to Interstate's board of directors at this year's annual meeting of stockholders, and to exercise the rights of a holders of Class A Common Stock. The board of directors currently consists of eleven members, five of whom are elected by the holders of Class A Common Stock, one by the holder of Class B Common Stock, and five by the holders of Series B Preferred Stock. The terms of the Class A directors are staggered, with two director seats up for election in 2002, one in 2003, and two in 2004. (See page 38) We intend to nominate and to vote for one director candidate at the annual stockholder meeting in 2003 and two director candidates in 2004. We also intend to use our representation on the board of directors to try to exert influence and control over the management and affairs of Interstate. In addition, following the completion of our tender offer, and in accordance with all applicable requirements and restrictions of Interstate's articles of incorporation and bylaws, and of applicable law, we will consider seeking to accomplish some or all of the following objectives in cooperation with the appropriate persons or entities.

     o Purchase a portion of the outstanding shares of Series B Preferred Stock of Interstate and encourage Interstate to purchase back the remaining portion of those shares.

     o Encourage Interstate to retire any and all outstanding 8.75% Subordinated Convertible Notes due 2007.

     o Encourage Interstate to, and support an effort to, simplify and conform the structure of the board of directors to reflect any and all changes made to Interstate's capital structure.

     o Encourage Interstate to enter into a business relationship with us, which would involve the combination of both parties' management and revenue from long-term management agreements, in order to achieve operating synergies and efficiencies by combining the overhead structures of both entities and eliminating duplication of effort. Any business relationship between Shaner Hotel Group and Interstate would be an arms-length transaction, negotiated carefully by each of these separate entities which will each have able and independent counsel, and approved by disinterested members of the board of directors of Interstate. In proposing a combination of both entities' managements, we would suggest that Lance T. Shaner serve as chief executive officer of both companies and that J.B. Griffin would serve as chief financial officer of both. In that case, we could urge Interstate to attempt to negotiate a reasonable settlement of the employment agreements of the present chief executive officer and chief financial officer. The backgrounds, experience and qualifications of Mr. Shaner and Mr. Griffin are set forth in Schedule I to this statement and on pages 15 and 40. The proposed combination of the long-term management agreements of both companies would be based upon an independent appraisal of those agreements by an appraiser mutually acceptable to both companies.

     o We will encourage Interstate to investigate the following concerns and issues and take any appropriate action based upon the results of that investigation. We are concerned that, and believe that, in recent years, Interstate may have made a questionable investment in the Renaissance Worldgate Hotel in Kissimmee, Florida, may have misstated current assets in its recent financial statements, and may have paid executive compensation out of line with Interstate's financial performance. (See pages 18-23)

Who can help answer my other questions?

         You should contact our proxy solicitation agent with any questions you may have.

                         N.S. TAYLOR & ASSOCIATES, INC.
                           15 North Street, 2nd Floor
                           Dover-Foxcroft, Maine 04426

                  Banks and Brokers Call Collect: 207.564.8700
                     All Others Call Toll-Free: 866.470.4500

                             BACKGROUND INFORMATION

         In December, 2001, Shaner Hotel Group acquired 320,000 shares of Class A Common Stock of Interstate. The total number of shares of that class owned by Shaner Hotel Group and its affiliates is 333,500. In its Schedule 13D filing filed on January 9, 2002, Shaner Hotel Group stated that it was considering making a proposal which might include an acquisition, merger, or a joint venture between Shaner Hotel Group and Interstate to manage, operate, or own hotel and motel properties. On January 14, 2002, Shaner Hotel Group sent to Interstate a letter setting forth a proposal to combine the operations of Interstate and Shaner Hotel Group. In a letter on February 14, 2002, Interstate told Shaner Hotel Group that its board of directors had concluded that Shaner Hotel Group's proposal did not present an opportunity which was in the best interest of Interstate's public stockholders. That letter also stated that the proposal was contingent upon its acceptance by the holders of Interstate's Series B Preferred Stock and its 8.75% Subordinated Convertible Notes, and that those holders had advised the board of directors that they did not wish to dispose of their securities on the terms set forth in the proposal. On February 18, 2002, Shaner Hotel Group sent to Interstate a letter expanding upon its earlier proposal. On March 5, 2002, Shaner Hotel Group sent to Interstate a further revised proposal. In an exchange of correspondence following that letter, Interstate rebuffed Shaner Hotel Group's revised proposal.

Shaner Hotel Group's Tender Offer

         On April 11, 2002, Shaner Hotel Group commenced a cash tender offer to purchase 2,465,322 shares of Class A Common Stock of Interstate. The following terms of the offer are set forth in the Offer to Purchase dated April 20, 2002. The offer will expire on Friday, May 31, 2002, or such other date as to which the offer may be extended. The shares of Class A Common Stock sought pursuant to the offer represent 44.92% of the total number of shares of Class A Common Stock issued and outstanding as of April 20, 2002. Shaner Hotel Group and its affiliates currently beneficially own an aggregate of 333,500 shares of Class A Common Stock, or approximately 6.08% of the total of the 5,487,885 shares of Class A Common Stock issued and outstanding as of April 20, 2002. If the offer is successful and Shaner Hotel Group acquires all of the shares sought, it and its affiliates will beneficially own approximately 51% of the issued and outstanding shares of Class A Common Stock.

         As stated in the Offer to Purchase, the offer is conditioned on, among other things: (i) a minimum of 2,465,322 shares of Class A Common Stock being tendered; and (ii) the preferred stock purchase rights issued under Interstate's Shareholders Rights Agreement having been redeemed by the board of directors, or Shaner Hotel Group being satisfied, in its reasonable judgment that the preferred stock purchase rights are invalid or otherwise inapplicable to the offer. If as of the expiration date, more than 2,465,322 shares of Class A Common Stock are validly tendered and not withdrawn, Shaner Hotel Group will only accept for purchase on a pro rata basis 2,465,322 shares. A stockholder may tender any or all shares owned by such stockholder.

         The Offer to Purchase states that the purpose of the tender offer is to increase, through the purchase of shares, Shaner Hotel Group's investment in Interstate because it believes in the long-term value of Interstate, in the business of owning and operating hotels and motels, and in the synergies and operating efficiencies which may be obtained by a business relationship between Interstate and Shaner Hotel Group. The Offer goes on to state that the tender offer, at a significant premium to the market price of Interstate's stock at the time that the tender offer was announced, demonstrates Shaner Hotel Group's commitment to Interstate. The additional investment will increase Shaner Hotel Group's incentive to see that the shares perform well. The tender offer will give the stockholders an opportunity to sell some of their shares at a price substantially in excess of the current market price and still retain a significant interest in the future growth of Interstate.

         This Proxy Statement is neither an offer to purchase shares in connection with the tender offer of Shaner Hotel Group, nor a request for the tender of shares. Shaner Hotel Group's tender offer is being made only by means of the Offer to Purchase dated April 20, 2002, and the related Letter of Transmittal, which you should have already received. If you have not already received the Offer to Purchase and the related Letter of Transmittal, please contact Shaner Hotel Group's Solicitation Agent, N.S. Taylor & Associates, Inc., as set forth at the beginning of this Proxy Statement.

                         SHANER HOTEL GROUP'S PROPOSALS

         For the reasons discussed below in this Proxy Statement, Shaner Hotel Group intends to present the following two proposals to Interstate's stockholders at the Annual Meeting:

     1. To elect the two Shaner Hotel Group Class A nominees for election as Common Stock A-3 directors, as set forth below in this Proxy Statement.

     2. To recommend that Interstate's Board of Directors remove the impediment to Shaner Hotel Group's tender offer for shares of Class A Common Stock represented by Interstate's Shareholder Rights Agreement.

The complete text of the second resolution above relating to Interstate's Rights Agreement is as follows:

         BE IT RESOLVED, that the holders of the Common Stock of Interstate urge the Board of Directors to take one of the following actions and to recommend to the Lehman Investors (as defined below) that such Lehman Investors (as defined below) authorize the Board to take one of the following actions: (i) redeem the stockholder rights issued pursuant to the Shareholders Rights Agreement of Interstate; or (ii) amend the Shareholders Rights Agreement to exclude Shaner Hotel Group and its affiliates as an acquiring party. If the Board takes action (i), the holders of Common Stock also ask the Board of Directors not to reissue or extend these rights, or create a new rights plan unless such action by the Board is approved by an affirmative vote of a majority of the outstanding shares at a meeting of the stockholders held as soon as is practicable.

                                VOTING PROCEDURES

         The information contained in the following four paragraphs is based on a publicly-available copy of Interstate's Proxy Statement dated [April ___], 2002, and filed with the Securities and Exchange Commission, together with Interstate's Bylaws (the "Bylaws").

         The holders of record of shares of Class A Common Stock, Class B Common Stock and Series B Convertible Preferred Stock, par value of $.01 per share (the "Series B Preferred Stock"), of Interstate at the close of business on [April ___], 2002 ("the Record Date"), are entitled to receive notice of, and to vote such shares at, the Annual Meeting. As of the Record Date, there were [_____________] shares of Class A Common Stock outstanding, 242,555 shares of Class B Common Stock outstanding and 725,000 shares of Series B Preferred Stock outstanding. Holders of such class of shares as of the Record Date are entitled to one vote per share on each matter to be considered by such holders' class of shares at the Annual Meeting.

         The holders of a majority of the issued and outstanding shares of Class A Common Stock, Class B Common Stock and Series B Preferred Stock as of the Record Date, considered together, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting, provided that a majority of the outstanding Class A Common Stock is required for the election of the Class A-3 Directors, a majority of the outstanding Class B Common Stock is required for the election of the Class B Director, a majority of the outstanding Series B Preferred Stock is required for the election of the Series B Preferred Directors and a majority of the outstanding Class A and Class B Common Stock, voting together as a single class, is required for the ratification of the appointment of the independent accountants. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. If a quorum is present: (1) the holders of the Class A Common Stock are entitled to elect two Class A-3 Directors, with the election of directors being determined by plurality vote, (2) the holders of the Class B Common Stock are entitled to elect one member of the Board, with the election of the director being determined by plurality vote, (3) the holders of the Series B Preferred Stock are entitled to elect five members of the Board, with the election of directors being determined by plurality vote and (4) the affirmative vote of a majority of the Class A and Class B Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote is required to ratify the appointment of the independent accountants and any other matter brought to a vote at the Annual Meeting. Abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted and, accordingly, will have no effect on the election of directors but will have the effect of a vote against the ratification of the appointment of the independent accountants. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Class A Common Stock, Class B Common Stock or Series B Preferred Stock as of the Record Date, the Annual Meeting may be adjourned to a later date to obtain a quorum.

         If the enclosed form of GOLD proxy card is executed and returned, it may nevertheless be revoked by the person giving it any time before the vote at the Annual Meeting either by filing with the Secretary of Interstate a written notice of revocation or a proxy card bearing a later date than the most recently submitted proxy card or by attending the Annual Meeting and voting in person. The execution of a proxy card will not affect a stockholder's right to attend the Annual Meeting and vote in person, but attendance at the Annual Meeting will not, by itself, revoke a proxy.

         Interstate's stockholders do not have dissenters' or appraisal rights under Title 3, Subtitle 2 of the Maryland General Corporation Law or pursuant to Interstate's charter with respect to the items set forth in this Proxy Statement.

         IF YOU, AS A HOLDER OF CLASS A COMMON STOCK, WISH TO VOTE FOR THE SHANER HOTEL GROUP CLASS A NOMINEES AND/OR YOU, AS A HOLDER OF COMMON STOCK, WISH TO VOTE FOR THE PROPOSAL TO RECOMMEND REMOVAL OF INTERSTATE'S POISON PILL, YOU MUST SUBMIT THE ENCLOSED GOLD PROXY CARD AND SHOULD NOT SUBMIT INTERSTATE'S PROXY CARD.

         According to Interstate's Proxy Statement for the Annual Meeting, at the Annual Meeting Interstate's stockholders will also be asked to ratify the selection of Interstate's independent public accountants to audit its books, records, and accounts for the year ending December 31, 2002. Shaner Hotel Group is not making any recommendation on this matter. Interstate's stockholders may use the GOLD proxy card accompanying this Proxy Statement to vote on the ratification of Interstate's selection of independent public accountants.

         Unless contrary instructions are indicated on the enclosed GOLD proxy card, all shares of Common Stock represented by valid GOLD proxy cards received pursuant to this solicitation (which have not been revoked as described above) will be voted FOR the election of the Shaner Hotel Group Class A Nominees, FOR the Proposal to recommend removal of Interstate's poison pill, FOR the ratification of the appointment of the independent accountants, as applicable and, at the discretion of the proxy holder(s), on such other business as may properly come before the Annual Meeting.

             ELECTION OF SHANER HOTEL GROUP'S NOMINEES AS DIRECTORS

Shaner Hotel Group Class A Nominees

         At the Annual Meeting, and for the reasons set forth below, Shaner Hotel Group will nominate the following two Shaner Hotel Group Class A nominees for election as Common Stock A-3 Directors. The information below concerning age and principal occupation of the Shaner Hotel Group Class A Nominees has been furnished by the respective nominees. Except as described in this Proxy Statement, neither of the Shaner Hotel Group Class A Nominees beneficially owns any Common Stock.

     Name             Age                   Principal Occupation
     ----             ---                   --------------------
Lance T. Shaner       48        Mr. Shaner has been Chairman of the Board and
                                Vice President of the General Partner of Shaner
                                hotel Group, and Chairman and CEO of Shaner
                                Hotel Group, since 1995. Mr. Shaner has served
                                as the Chairman of the Board of Shaner Energy,
                                Inc. for the past five years. Shaner Energy,
                                Inc. is a gasoline and home heating distributing
                                company selling both products at wholesale and
                                retail in the Huntingdon, Clearfield, and Port
                                Royal, Pennsylvania areas. For the last five
                                years, Lance T. Shaner and Frederick J. Shaner
                                have been principal officers, directors and
                                stockholders of Shaner Cable, Inc. an owner of
                                several cable television systems in the southern
                                tier of New York. Lance T. Shaner and Frederick
                                J. Shaner have been the principal officers,
                                directors and stockholders of Shaner Development
                                Corporation, the owner of several residential
                                properties in the southern tier of New York.
                                Lance T. Shaner is the principal officer,
                                stockholder, and director of several affiliate
                                corporations that are general partners and/or
                                managing partners in Jelms Hotel Company Limited
                                Partnership, Lance Shaner Hotel Limited
                                Partnership and Shaner Family Partners, LLC that
                                owns various interests in hotel properties. The
                                interest in these entities started on or about
                                September 1, 1997.

                                Since founding Shaner Hotel Group LP in 1995,
                                Mr. Shaner has led and guided the company with his announced philosophy of having a clear vision for the future, maintaining integrity in all relationships, providing value to its customers and offering opportunity to employees and associates. Prior to founding Shaner Hotel
                                Group in 1995, Mr. Shaner held ownership interests and was the CEO in numerous hotel companies and partnerships involving 35 hotels since 1983.

                                Mr. Shaner serves as Chairman and CEO of Shaner
                                Hotel Group. Under his leadership, Shaner Hotel
                                Group and its predecessors have completed over $500,000,000 in financings and other transactions and grown to be a highly-respected, fully integrated hotel company.

                                Mr. Shaner has served on the full service owners committee for Bass Hotels and presently serves on Marriott International's full service hotel owner's committee. He presently serves as an honorary professor at the Penn State Hotel
                                School in State College, Pennsylvania and is on the advisory Board at the University of Delaware
                                Hotel School in Newark, Delaware.

                                In Mr. Shaner's extensive business career, he has worked in finance and venture capital specializing in contract negotiations, acquisitions and increasing investor value through improving operating results of companies which he oversees.

     Name             Age                   Principal Occupation
     ----             ---                   --------------------
                               Lance T. Shaner, Continued

                               Additional examples of Mr. Shaner's experience include the following:

                                   o   Negotiated a $300,000,000 asset
                                       acquisition and equity investment
                                       partnership by one of the leading pension funds in the United States in real estate.

                                   o The funding and development of a regional cable television company in Western New
                                       York and Northern Pennsylvania that was
                                       sold for a substantial profit in 1988.

                                   o   Co-founded an oil and gas production
                                       company with operations in Texas and
                                       Oklahoma in 1996 with significant success in exploration and development of oil and gas properties in those states.

                                   o   Developer of the award winning
                                       Williamsburg Square mixed use $30,000,000 project in State College, Pennsylvania.
                                       The Williamsburg Square Development is a colonial themed development with Class A buildings consisting of two hotels, restaurants, Class A office space and the final Marriott Springhill Suites hotel to be completed in 2003.

                                   o   Has assisted in the reorganization and
                                       recapitalization of companies through
                                       analysis and review of operating results and leading innovative change to streamline operations, to increase profitability and value.

                                   o   Led as co-chairman a successful capital
                                       campaign in State College, Pennsylvania
                                       which resulted in more than doubling the existing size of the YMCA and has led fund raising efforts to provide monies necessary to pay dues for under privileged children to allow their participation in Y programs.

                                   o   Has served in various capacities to
                                       assist low-income families in acquiring
                                       affordable housing and has won the Golden
                                       Hammer Award from Habitat for Humanity
                                       for past service.

                                   o   Awarded Entrepreneur of the Year in
                                       Central Pennsylvania in 2002.

     Name             Age                   Principal Occupation
     ----             ---                   --------------------
Leo A. Keevican, Jr.  52       Mr. Keevican is Managing Director and a
                               Shareholder of DKW Law Group, PC, a law firm
                               located in Pittsburgh, Pennsylvania. He has been
                               a shareholder at DKW since 1988. Mr. Keevican has
                               served as the Secretary and General Counsel of
                               Freedom Forge Corporation and as a Director of
                               American Alloys, Inc. He is a member of the Board
                               of Directors of the United Way of Allegheny
                               County, Shadyside Hospital Foundation and the
                               West Penn Chapter of the March of Dimes.

         Each of the Shaner Hotel Group Class A Nominees has agreed to be named in this Proxy Statement and to serve as a director of Interstate, if elected. We do not expect that either of the Shaner Hotel Group Class A Nominees will be unable to stand for election or serve as a director, but if any vacancy in the slate of the Shaner Hotel Group Class A Nominees occurs for any reason (including if Interstate makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Shaner Hotel Group Class A Nominees or resulting in a decrease in the number of Class A-3 Directors), the shares represented by GOLD proxy cards received from the holders of Class A Common Stock by Shaner Hotel Group and not properly revoked will be voted for the substitute candidate nominated by Shaner Hotel Group in compliance with the rules of the SEC and any other applicable law and, if applicable, the Bylaws.

Reasons for Our Nominations

         For the following reasons, and based upon a thorough investigation of the matters described below, we believe that it is reasonable to conclude that, since Interstate's founding nearly three years ago: (1) Interstate and its common stock have performed poorly; (2) its principal executive officers have also performed poorly and been overcompensated; (3) it has made significant investments which have been unsuccessful and unwise, which reflect poor judgment, and which further suggest that high compensation paid to senior management has been out of line with performance; (4) related party transactions involving potential conflicts of interest have not been adequately disclosed to and approved by Interstate's stockholders; and (5) because of the inappropriate application of accounting principles, Interstate has misstated its financial statements in a way which has been highly misleading to stockholders and potential investors. We would ask our nominees for election as directors that, if elected, they use their best efforts as members of the board of directors to improve company and management performance, to seek an investigation of possible improper dealings and the taking of any and all appropriate action based upon that investigation, and to seek the correction or restatement of any misleading financial statements.

         In effect, we would ask our nominees, if elected, to pull back the drapes and lift up the blinds to let the clear light of day shine in on the management and affairs of Interstate, and to open up the windows and let fresh air and new ideas circulate within the Company.

         Financial and Stock Performance. Interstate was formed as a result of a series of events culminating in the spin-off of Interstate's operations from Wyndham International, Inc., a public company, on June 18, 1999. On that date, Wyndham transferred to Interstate, which was then a newly-formed corporation, certain third-party hotel management and leasing businesses and an equity interest in a hotel complex. Wyndham then spun-off Interstate to Wyndham's public stockholders.

         In the nearly three years since its creation, Interstate has never had a profitable quarter and has never paid a dividend to its common stockholders. During that time its common stock has fallen from a high of $5.00 per share in June 1999 to $2.16 per share on the day before we first announced the beginning of our tender offer. This record suggests to us that Interstate has not been well-managed.

         Executive Compensation. In 2001, Thomas F. Hewitt, Interstate's Chairman and Chief Executive Officer, earned total compensation of over $1.0 million (with salary and bonus of $890,000) despite the fact that Interstate lost over $7.3 million in 2001. During 2001, J. William Richardson, Interstate's Chief Financial Officer, earned over $800,000 (with salary and bonus of approximately $600,000). In 2000, when Interstate lost over $8.9 million, Mr. Hewitt and Mr. Richardson received total compensation in excess of $1.5 million and $1.4 million, respectively.

         In connection with the Lehman financing described below, Mr. Hewitt, Mr. Richardson and one other senior executive were awarded 225,000 shares of Series B Preferred Stock with a value of $2,250,000. This preferred stock award was done in connection with the cancellation of existing employment agreements and the entering into of new agreements. In our view, there does not appear to be any new or additional consideration given by these executives to justify such high additional compensation, nor does the additional compensation appear to be justified by past performance. As indicated below in the description of the Lehman financing, significant benefits were provided by Interstate to the Lehman interests as part of that financing. The senior executives received a huge stock bonus at the same time, which appears unjustified in terms of past performance or future commitments. We question if there was some quid pro quo between the Lehman investors and the new directors elected by the Series B Preferred Stock, on the one hand, and senior management of Interstate, on the other hand.

         Generally, these preferred shares vest over a three-year period. (However, they vest immediately if there is a change of control, as defined in the senior executive employment agreements). Inasmuch as the preferred stock award is only recognized as income as it vests, a significant portion of the value of the preferred stock award was not included in the 2000 compensation levels. In connection with the Lehman transaction, Mr. Hewitt and Mr. Richardson did agree to cancel certain options with an exercise price of $4.50 per share. Please see Interstate's Proxy Statement dated [April ____], 2001 and Interstate's annual report on Form 10-K/A for the fiscal year ended December 31, 2001 filed on April 19, 2002 for a detailed discussion of executive compensation issues.

         We believe that senior executive compensation at the levels described above is unreasonable and excessive in relation to Interstate's financial and stock performance in recent years. We also believe it is out of line with compensation paid by other companies in the hotel industry. In fact, a study performed by Graef Crystal, a hotel industry expert, shows that in 2000, Mr. Hewitt received a performance ranking of 5 out of a highest possible 100 and was overpaid by 56%. This amount is determined through regression analysis, a statistical method which shows the relationship between pay and such factors as company size and stock performance.

         Lehman Financing and Worldgate Investment. On October 20, 2000, Interstate issued 500,000 shares of its Series B Convertible Preferred Stock for $5.0 million, and its 8.75% Subordinated Convertible Preferred Notes for $25.0 million. The securities were issued to two limited partnerships affiliated with Lehman Brothers Holdings, Inc., New York City (the "Lehman investors"). The holders of the Series B Preferred Stock and the Convertible Notes appoint five members to Interstate's eleven-member board of directors. We refer to this transaction as the "Lehman financing." The Lehman financing was described in Interstate's proxy materials dated September 15, 2000 and approved at a special stockholder meeting on October 16, 2000.

         At the time of the Lehman financing, on October 20, 2000, Interstate entered into amended and restated employment agreements with the three most senior members of management. These new agreements provided for the issuance to these officers of 225,000 additional shares of Series B Preferred Stock, with a value to the recipients of $2.25 million, in exchange for the cancellation and replacement of their then-existing employment agreements. The shares were delivered at the time but vest over a three-year period. As indicated above, we believe that the issuance of these shares to senior management in exchange for a continuation of their employment amounts to excessive compensation to them based upon their performance and the performance of Interstate. We also question if there was a quit pro quo involved in this transaction between the Lehman investors and senior management. Because we believe that the award of these shares of stock to these executives was not supported by adequate consideration, we believe that these awards amount to a redistribution of the equity of the company from common stockholders to these executives in the amount of $2.25 million and that the redistributed equity, as preferred stock, has a preference over the equity of the common stockholders.

         In connection with the Lehman financing, Interstate obtained from Lehman Brothers, Inc. a $40.0 million, short-term senior secured revolving credit facility. Interstate paid Lehman a debt placement fee at that time of $1.0 million. Interstate has never used the facility.

         In October 2000 Interstate acquired, for $3.9 million, a 20% non-controlling equity interest in a limited partnership which owns the Renaissance Worldgate Hotel in Kissimmee, Florida. We refer to this as the "Worldgate investment." As part of the equity investment, Interstate received a fee agreement for the management of the hotel. We tie Interstate's Worldgate investment and the Lehman financing together for several reasons. First, the closings of the transactions occurred about the same time and appear to have been negotiated over the same time period. Second, the majority owners of the hotel were affiliated with the Lehman investors and, in connection with the Lehman financing, obtained representation on Interstate's board of directors. Third, Interstate's monies used to purchase its equity interest appear to have come from the proceeds of the sale of Interstate's Series B Preferred Stock. Fourth, shortly before Interstate's investment in the hotel, Lehman Brothers Holdings, Inc. refinanced the hotel with a $37.0 million loan which Interstate then partially guaranteed. Based upon these facts, we believe that Lehman Brothers and its affiliates, their investment in Interstate, Interstate's investment in the Worldgate Hotel partnership, and certain members of the board of directors of Interstate, are all related.

         Before the closing of the Lehman financing, stockholders were asked to approve the financing in proxy materials dated September 15, 2000. There was no disclosure in those materials of (i) a possible acquisition by Interstate of an equity interest in the Worldgate Hotel, (ii) the ownership of an interest in that hotel by affiliates of the Lehman investors, (iii) the relationships among Lehman, the purchasers of the notes and the preferred shares, the individuals who were to become directors of Interstate, and the entity owning the hotel,
(iv) the anticipated use of part of the proceeds of the preferred stock to make the investment in the hotel, and (v) Interstate's partial guarantee of the Lehman extension of credit to the hotel. We believe that the facts that the two transactions were tied together, that the parties involved in the transactions themselves were so interrelated, and that there were multiple potential conflicts of interest involved, were material to the matters presented for stockholder approval and that they should have been accurately and fully disclosed to stockholders for them to make an informed decision.

         The Worldgate investment has performed very poorly for Interstate. Interstate has already written off its entire investment. Late in 2001, the hotel was unable to satisfy debt service obligations on its extensions of credit and defaulted on its mortgage loans. At the end of 2001, Interstate's accounts receivable owed from the hotel for reimbursable expense advances amounted to $1.2 million. In February 2002, as part of a restructuring of the ownership and financing of the hotel because of its financial difficulties, Interstate's equity interest was bought by the hotel in exchange for mutual releases, Interstate received a $0.9 million cash payment toward its accounts receivable balance and a promissory note for the remaining amount. Please see Interstate's Form 10-K filed with the SEC on April 1, 2002 for a discussion of the Worldgate restructuring. In addition, the hotel management fee payable by the hotel to Interstate went unpaid from July 2001 through February 2002. As part of the February 2002 restructuring, that unpaid fee was forgiven. Going forward from that date the management fee was reduced to a below-market rate. Thus, in the space of only one and one-half years, Interstate lost its entire investment in the Worldgate hotel, lost a good part of its past management fees, is waiting on the reimbursement of past expense advances, and is now earning a below-market fee for managing the hotel.

         The Lehman financing has not worked out very well for Interstate either. After a thorough review of Interstate's published financial statements, it is our opinion that thus far Interstate has not received any significant benefit from this expensive transaction. Based upon our review of those statements, we believe that Interstate has expended a significant amount of its own money to obtain this investment, paid a significant amount of money to the holders of the investment, and lost a significant amount on the Worldgate investment made with part of the proceeds of this financing. According to our calculations, the costs to and losses suffered by Interstate as a result of the Lehman financing and the related Worldgate investment total over $13.0 million. The $25.0 million proceeds of the notes has never been used for its intended purpose of investment in hotel properties as and is presently sitting idle. The $40.0 million revolving credit facility has never been used either and is also sitting idle. The benefits received by Interstate, which are principally the estimated income on the $25.0 million proceeds of the notes, is approximately $1.0 million. The net costs and loss to Interstate and its stockholders is therefore over $12.0 million, which equates to over $2.00 per common share.

         For these reasons, we believe it is reasonable to conclude that the Lehman financing and the Worldgate investment were unsuccessful and unwise investments, which reflect poor business judgment and suggest that the high compensation paid to management was out of line with performance. We also believe that it is reasonable to conclude that there were related party transactions involving potential conflicts of interest which should have been adequately disclosed to and approved by stockholders.

         Financial Statements. Finally, with respect to financial statement matters, Interstate's 2000 and 2001 annual financial statements and interim quarterly reports have shown the $25.0 million proceeds of the Lehman convertible note financing as a current asset. These proceeds represent a large part of the $39.0 million in cash shown in the 2001 balance sheet. We believe that this treatment is not only inappropriate under current accounting principles promulgated by the Commission, but that it is also highly misleading to stockholders and potential investors. The $25.0 million proceeds are required to be invested by Interstate in a newly-formed joint venture for the acquisition of hotel properties. The managing general partner of that joint venture is an entity related to the Lehman interests and not controlled by Interstate. Without the consent of that managing general partner, none of these proceeds are available for Interstate's use. When and if these funds become available for use, they are restricted to investment in the joint venture. Because Interstate must hold these funds for this investment, we believe that the inclusion of them in Interstate's financial statements as a current asset grossly overstates its working capital, which is a significant measure of a company's value. Inclusion in the financial statements as a current asset is also in direct violation of the Commission's accounting rules.

         Under Regulation S-X, Rule 5.02.1, a registrant is required to separately disclose and segregate on the face of its balance sheet any cash which is restricted as to use under contracts entered into with others. While Interstate has disclosed this commitment in its 2000 and 2001 financial statement footnotes, it has not segregated the $25.0 million on the face of the balance sheet as required by that rule. In addition, because these funds are committed to be invested in a joint venture which will acquire hotels, which are long-term assets, we believe that this amount should be classified as long-term restricted cash, not short-term. As a result, we believe that

Interstate has overstated cash and cash equivalents, and working capital, by $25.0 million in its 2000 and 2001 financial statements.

         We have twice reviewed this situation with our own independent auditors. They have advised us that they are convinced that the failure to segregate the $25.0 million of restricted cash on the face of the balance sheet is in direct contravention of Regulation S-X, Rule 5.02.1. They have advised us that while this Rule requires a registrant to describe in footnotes "the provisions of any restrictions," it also requires on the face of the balance sheet "separate disclosure" of "cash items which are restricted as to withdrawal or use." They have informed us that this requirement of separate disclosure is uniformly interpreted to mean more than footnote disclosure.

         In a letter to the board of directors of Interstate on March 21, 2002, Shaner Hotel Group raised the issues described above relating to the possibility of misleading financial statements and with regard to the Worldgate investment. That letter is set forth below in its entirety.

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP
                                1965 WADDLE ROAD
                        STATE COLLEGE, PENNSYLVANIA 16803

                                 March 21, 2002

         Board Member Interstate Hotel Corporation

         Mr. Thomas F. Hewitt
         Interstate Hotels Corp.
         680 Anderson Drive
         Foster Plaza Ten
         Pittsburgh, PA  15220

         Dear Tom:

                  Re: Financial Disclosure Concerns

                  In the course of responding to the letter I received from Thomas F. Hewitt, CEO of Interstate Hotels Corporation (the "Company") on March 13, 2002, I have become aware of an issue which I believe requires the immediate attention of the Audit Committee and of the full Board of Directors. For the reasons set forth below, and based upon the information my advisors have been able to uncover from a review of the documents on file at the Securities and Exchange Commission, I believe that the financial statements of the Company included with its annual report for the year 2000 and with its quarterly reports since that date are materially misleading.

                                                    Letter to Board of Directors
                                                                  March 21, 2002
                                                                       Continued

                  In Mr. Hewitt's letter he refers to the Company's "available cash resources." As you know, Interstate's 2000 annual financial statements and its quarterly reports since that date have shown the $25,000,000 proceeds of the 2000 subordinated convertible note financing as current assets. I believe that that is not only inappropriate under current accounting rules promulgated by the Securities and Exchange Commission, but it is also highly misleading to present shareholders and to potential investors who may be considering acquiring Interstate shares.

                  The Form 8-K filed by the Company on September 6, 2000 with respect to the issuance of the $25,000,000 of subordinated convertible notes states that "$25,000,000 of the proceeds raised by the sale of the Notes and the Preferred Stock will be invested by the Company in a newly formed joint venture . . . for acquisition of hotel properties . . . ." The Managing General Partner of that joint venture,
         CGLH-IHC Fund I, LP, is CGLH, GP, an entity not controlled by the Company. The overall management and control of the business and affairs of the joint venture is vested in the Managing General Partner. I will not burden this letter with a recitation of the remaining provisions of the joint venture agreement.

                  Suffice it to say that without the consent of the Managing General Partner, none of the cash which is required to be invested into the joint venture is available for use by the Company.

                  Even if the Company has not yet fulfilled its obligation to contribute funds to the joint venture, the $25,000,000 remains restricted cash under any reasonable definition of that term. Pursuant to Section 5.5 of the Securities Purchase Agreement dated as of August 31, 2000 among Interstate Hotels Corporation and the Subordinated Note purchasers (CGLH Partners I, LP and CGLH Partners II, LP), the Company is required to maintain "sufficient liquidity so that $25,000,000 of the Purchase Price shall be available to meet the Company's obligations to contribute capital to [the joint venture] . . . ." Thus, the Company is under a clear obligation to hold the funds and their inclusion in the financial statements as a current asset grossly overstates working capital, a significant measurement of a company's value, and is in direct violation of applicable SEC requirements. Under SEC Regulation S-X.T Rule 5-02.1, registrants are required to separately disclose on the face of the balance sheet any cash that is restricted as to usage under contracts entered into with others. While Interstate has disclosed this commitment in the 2000 and 2001 financial statement footnotes, you have not segregated the $25,000,000 on the face of the balance sheet as required by the SEC regulations. In addition, as you have committed these funds to be invested in a joint venture that will acquire hotels, I believe that this cash should be classified as long term restricted cash because you have committed this amount to acquire a

                                                    Letter to Board of Directors
                                                                  March 21, 2002
                                                                       Continued

         long-lived asset that will not be included in current assets. As a result, I believe that you have overstated your cash and cash equivalents and working capital by $25,000,000 in your 2000 and 2001 financial statements.

                  The failure to note that the cash on the balance sheet of the Company is restricted is a serious problem. The purported justification for the subordinated convertible notes and preferred stock financing which was completed in 2000 was to provide a source of capital to the Company to acquire hotel properties which could generate substantial additional management fees for the Company. Surprisingly, not one penny of the proceeds of the subordinated convertible notes financing has been expended by the Company for this purpose. I can only conclude that the failure to expend any of these funds is a function of the fact that the note purchasers have used their contractual rights to prevent the Company from moving forward in respect to its plans to acquire new properties. Thus, the restrictions are not only real, they are currently affecting the Company in adverse ways, including payment of interest and preferred dividends with minimal offsetting revenues.

                  I would be remiss in a discussion of this issue if I did not mention the most recent experience of the Company in expending funds to acquire management contracts. The quarterly report from Interstate Hotels for the third quarter of 2001 indicates that the Company was forced to write-off over $3,000,000 with respect to its 20% non-controlling interest in the Renaissance Worldgate Hotel in Kissimmee, Florida. I believe that this represents the remaining balance of the $3,900,000 equity investment that the Company had made in November of 2000. Of particular concern, to me as a shareholder, is that the footnote announcing the write-off states: "The majority owners and the principal lender for the hotel have representation on the Company's board of directors and are affiliated with the holders of the Subordinated Convertible Notes and the Series B convertible stock." Thus, approximately one month after the 2000 financing, the Company made a substantial investment with affiliates of the subordinated convertible note and preferred stock purchasers which had to be written-off in its entirety within nine months. It appears that the Company has engaged in a transaction in which it made an investment which benefited the holders of the notes and preferred stock at the cost of a $3,000,000+ impairment of the Company's common stock equity. I am interested to know if this investment was approved in advance by a majority of the disinterested Board members.

                                                    Letter to Board of Directors
                                                                  March 21, 2002
                                                                       Continued


                  In addition to the loss of its entire investment in the Worldgate property, the Company is owed approximately $1,000,000 in unsecured accounts receivables. The Company's September 30, 2001 8-K filing noted that these accounts receivable have not been written-off. It further noted that the "Company's management anticipates the possibility of a foreclosure . . . and does not expect the hotel to recover." Since the Worldgate accounts receivable is unsecured, and there is an impending foreclosure, it appears that the collectibility of this asset is in serious doubt. I believe this must be addressed in calculation of 2001 net income.

                  The timing of the Worldgate transaction also raises the question as to whether the Company made adequate disclosure in its proxy filings to approve the issuance of the preferred stock and the convertible debt. It appears unlikely that the November 2000 investment in Worldgate was not anticipated on October 20, 2000. I believe that the proxy statement should have included at least some information about the Worldgate investment and the related party affiliation.

                  Certainly, the Board of Directors of the Company owes its shareholders an explanation with respect to the Worldgate investment and a fair presentation of its financial statements. In particular, if, as I fear, a large portion of the Company's "available cash" is required to be held for ultimate contribution to a partnership over which the Company will have no effective control, it is imperative that the Company's annual financial statement for the year 2001 properly reflect that amount as restricted cash. The shareholders of the Company have a right to know the current financial position of the Company and should not be required to sift through footnotes to determine the correct amount of cash available to management. Unless the Company or its auditors explain the issues raised in this letter by the close of business on March 25, 2002, I will, at the very least, communicate with the other shareholders of the Company in an effort to give them a more complete and accurate picture of the Company's financial position.

                                                     Very truly yours,

                                                     Lance T. Shaner,
                                                     Chairman and CEO

         cc: PricewaterhouseCoopers

In a subsequent letter to Mr. Hewitt on April 10, 2002, Shaner Hotel Group reiterated its position that the failure of Interstate to segregate the $25.0 million of restricted cash on the face of its balance sheet directly contravened Securities and Exchange Commission rules and raised additional issues regarding the Worldgate investment. That April 10, 2002, letter also outlined the costs and expenses of the Lehman financing and the Worldgate investment, and is set forth below in its entirety.

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP
                                1965 WADDLE ROAD
                        STATE COLLEGE, PENNSYLVANIA 16803

                                 April 10, 2002


         Thomas F. Hewitt, CEO
         Interstate Hotels Corporation
         680 Andersen Drive
         Foster Plaza 10
         Pittsburgh, Pennsylvania 15220

         Dear Mr. Hewitt:

                  I am in receipt of your letter dated April 3, 2002 addressing the issues we have raised concerning Interstate Hotels Corporation's financial disclosure. I was surprised to learn that the Worldgate investment had been approved by the Board prior to the October 2000 Financing. This was a significant transaction with a potential related party and it should have been disclosed in the proxy filing dated September 15, 2000 and more importantly in the Form 13d filed by Lehman affiliates on September 11, 2000, since the Worldgate transaction was pending at the date of the filings. We have not found any reference to the transaction in either filing. In addition, it would be naive to believe that the Worldgate investment and the October 2000 Financing were unrelated.

                  As a consequence of the completion of the October 2000 Financing, the Investor Group obtained the right to elect five members on the Board of Directors. The existence of the obvious conflict of interest between the Investor Group and Interstate as a consequence of the "pending" acquisition of the Worldgate partnership interest should have been disclosed in connection with the proxy filing.

                  The restructuring of the Worldgate investment in February of this year raises additional disclosure/conflict of interest questions:

                  (1) Did the remaining partners surrender any or all of
                      their interest in the partnership as part of the debt restructure or was Interstate the only partner to lose its entire investment in Worldgate?

                                             Letter to Mr. Thomas F. Hewitt, CEO
                                                                  April 10, 2002
                                                                       Continued

                  (2) What was the nature and extent of the Interstate
                      obligations which were released in exchange for a surrender of Interstate's $3,900,000 investment in Worldgate?

                  (3) Why were these obligations not included as a
                      contingent liability footnote in Interstate's prior period financial statements?

                  We cannot understand the conclusionary assertion in your letter that: "IHC does not believe that any further action need be taken with regard to the disclosure of the Worldgate transaction." Timely disclosure of related party transactions is an important aspect of corporate governance. The vote in favor of the October 2000 Financing was not an overwhelming majority of the outstanding shares and disclosure of the Worldgate transaction and the conflicts it presented may have resulted in a number of shares changing their vote or withholding the vote. Yet there was absolutely no disclosure of any kind included in the proxy solicitation materials of these significant and material conflicts of interest.

                  We submit that in light of your failure to disclose the Worldgate transaction to shareholders in soliciting their consent to the October 2000 Financing, the company is compelled to fully and fairly address the concerns raised in our letter. Your efforts to separate the Worldgate investment from the October 2000 Financing are not persuasive. The purchaser of the Subordinated Notes in the October 2000 Financing is an affiliate of the lender for the Worldgate hotel and the affiliate benefited from the transaction as a consequence of an Interstate guaranty of some portion of the Worldgate loan. An affiliate of the purchasers of the preferred stock issued in connection with the October 2000 Financing apparently owned and controlled the partnership that owns the Worldgate hotel. Virtually all of the money they "invested" in Interstate (after payment of fees) in the October 2000 Financing ended up back in their "pockets" as a consequence of the equity investment in Worldgate. That equity "investment" had become worthless shortly after it was made, thus raising questions about the wisdom of the investment or the bona fide nature of the transaction.

                  Since the proceeds of the Subordinated Notes are not available for use by Interstate without consent of the Investor Group, we fail to see what benefit Interstate received from the October 2000 Financing, other than raising the funds for the Worldgate investment. Even a cursory review of the effects of the October 2000 Financing, when considered in light of the Worldgate investment, leads to the inescapable conclusion that the financing has materially and adversely affected the common shareholders of the company. If one ignores the "management fees" obtained by Interstate, the following picture emerges as to the

                                             Letter to Mr. Thomas F. Hewitt, CEO
                                                                  April 10, 2002
                                                                       Continued

         effect on common shareholders from the combination of the Worldgate transaction and the October 2000 Financing:

                         Cash Costs Borne by Interstate

         Lehman Equity Placement Expenses(1)                                  $2,100,000
         Cancellation of Employment Contracts                                  2,250,000(2)
         Dividends Paid/Accrued                                                  948,280
         Interest Paid/Accrued                                                 3,281,250
         Lost Worldgate Investment                                             3,900,000
         Debt Placement Fee(3)                                                 1,000,000
                                                                             -----------
                                                                             $13,479,530

                         Benefits Received by Interstate

         Estimated Interest Income                                           ($1,000,000)
                                                                             -----------

         Net Costs                                                           $12,479,530
         Per Common Share                                                    $2.18/Share(4)

         ---------------------

         (1) Per financial statements net cost being amortized over seven years.

         (2) These employment contract cancellation payments produced no net benefit to the Company since new contracts containing identical termination obligations and annual compensation were executed in connection with the October 2000 Financing.

         (3) Does not include standby fees which are due on unfunded amounts.

         (4) The $2.18/common share loss ignores the fact that the common stock is now junior to $5 million in new preferred.

                  The foregoing analysis ignores the management fee income earned from the Worldgate hotel. However, that fee income certainly does not alter the conclusion. The April 2002 10K filed by Interstate states the following in describing the February 2002 Worldgate "restructuring":

                  As part of this restructuring, the Company's 20% non-controlling equity interest was redeemed in exchange for mutual releases with respect to the obligations of the hotel. In addition, the hotel owner and the Company amended the management agreement for the hotel, pursuant to which, among other things, the Company waived its management fees for the period from July 2, 2001 through

                                             Letter to Mr. Thomas F. Hewitt, CEO
                                                                  April 10, 2002
                                                                       Continued


                  February 21, 2002 and agreed to reduce its base management fee for periods following February 21, 2001. (emphasis supplied)

                  Thus, the company entered into a transaction in late 2000 pursuant to which it received the right to manage the Worldgate property in exchange for a $3.9 million investment. By the summer of 2001, the investment had been written off in its entirety and $1,200,000 of the management fees remained unpaid. In February of this year, Interstate, in exchange for waiving nearly eight months of fees and agreeing to reduce its future fee to a below-market level received only a partial payment of the accrued fees, with the balance payable by the issuance of a promissory note, the collection of which remains in doubt given the financial circumstances of Worldgate. Most likely, the cost of performing management services under Interstate's agreement with the Worldgate have exceeded the revenues it has received, thus increasing, not reducing, the loss to the common shareholders. The Board may have concluded that no "further action need be taken" with regard to disclosure of the Worldgate transaction; however, we disagree.

                  Finally, with regard to the refusal to segregate restricted cash on your balance sheet we have once again contacted our auditors. They remain convinced that the failure to segregate the $25,000,000 of restricted cash on the face of balance sheet is in direct contravention of SEC Reg. S-X, Rule 5.02.1. While that rule requires registrants to describe in footnotes "the provisions of any restrictions," it requires "separate disclosure" of "cash items which are restricted as to withdrawal or use." The requirement of separate disclosure has uniformly been interpreted by the SEC to be more than mere footnote disclosure. Accordingly, we continue to believe that your financial statements are materially misleading, since they substantially misstate the relationship of current assets to current liabilities.

                  Your financial statements should be restated and your shareholders should be given all of the facts of the Worldgate investment and October 2000 Financing so that they may adequately assess our tender offer for their shares.

                                   Sincerely,

                                   SHANER HOTEL GROUP

                                   Lance T. Shaner
                                   Chairman and CEO

                  cc: Board of Directors

                                    * * * * *

         Future Plans for Interstate. In addition to investigating and redressing the grievances outlined above, Shaner Hotel Group will encourage its nominees for election as directors, if elected, to use their membership on the board of directors to seek to accomplish some or all of the following objectives in cooperation with the appropriate persons or entities, and in accordance with all applicable requirements and restrictions of Interstate's articles of incorporation and bylaws, and of applicable law:

         o Discuss with the holders of the shares of Series B Preferred Stock of Interstate a purchase of a portion of those outstanding shares and encourage Interstate to purchase back the remaining portion of those shares.

         o Encourage Interstate to retire any and all outstanding 8.75% Subordinated Convertible Notes due 2007.

         o Encourage Interstate to simplify and conform the structure of the board of directors to reflect any and all changes made to Interstate's capital structure.

         o Encourage Interstate to enter into a business relationship with Shaner Hotel Group, which would involve the combination of both parties' management and revenue from long-term management agreements, and the achievement of operating synergies and efficiencies by combining the overhead structures of both entities and eliminating duplication of effort. Any business relationship between Shaner Hotel Group and Interstate would be an arms-length transaction, negotiated carefully by each of these separate entities which will each have able and independent counsel, and approved by disinterested members of the board of directors of Interstate. In proposing a combination of both entities' managements, we would suggest that Lance T. Shaner serve as chief executive officer of both companies and that J.B. Griffin would serve as chief financial officer of both. In that case, we would urge Interstate to attempt to negotiate a reasonable settlement of the employment agreement of the present chief executive officer and the chief financial officer of Interstate. The backgrounds, experience and qualifications of Mr. Shaner and Mr. Griffin are set forth in Schedule I to this Statement and on pages 15 and 40. The proposed combination of the long-term management agreements of both companies would be based upon an independent appraisal of those agreements by an appraiser mutually acceptable to both companies.

--------------------------------------------------------------------------------
  SHANER HOTEL GROUP RECOMMENDS THAT HOLDERS OF SHARES OF CLASS A COMMON STOCK VOTE IN FAVOR OF THE SHANER HOTEL GROUP CLASS A NOMINEES FOR CLASS A-3 DIRECTORS
  AND NOT VOTE IN FAVOR OF ANY OF INTERSTATE'S NOMINEES FOR CLASS A-3 DIRECTORS.
--------------------------------------------------------------------------------

            PROPOSAL TO RECOMMEND REMOVAL OF INTERSTATE'S POISON PILL

         We strongly believe that Interstate's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Interstate's Shareholders Rights Agreement, which is summarized below and which is commonly known as a "poison pill," is a powerful anti-takeover device. This Agreement effectively prevents a change in control of Interstate without the approval of the board of directors, despite a level of performance which may adversely affect stockholder value.

         Shaner Hotel Group has provided the board of directors of Interstate with several proposals pursuant to which Shaner Hotel Group would increase its equity stake in Interstate. Unless and until the poison pill is removed, Shaner Hotel Group proceeding with a tender offer for additional shares of Interstate's Class A Common Stock is prohibitively expensive. Interstate has rebuffed Shaner Hotel Group's proposals each time. Interstate has issued two press releases stating that it has authorized a special committee of its independent directors to review and evaluate the terms and conditions of Shaner Hotel Group's tender offer, and that the special committee and the full board would make a recommendation to stockholders about that tender offer by April 24, 2002. Shaner Hotel Group has requested that it be able to meet with and make a presentation to the members of that special board committee and indicated that Mr. Shaner would be willing to meet with the members of that committee whenever and wherever it would be convenient for them. Interstate has thus far turned a deaf ear to Shaner Hotel Group's and Mr. Shaner's requests.

         Interstate's poison pill, which was never approved by Interstate's stockholders, inhibits a potential bidder of Interstate stock, such as Shaner Hotel Group, from acquiring 10% or more of the outstanding common stock of Interstate. Triggering the poison pill has the effect of substantially injuring the bidder by allowing Interstate's board to unilaterally cut by 50% the value of stockholdings acquired by such a person. Such a situation, we believe, precludes stockholders of Interstate from exercising their ownership rights in response to offers from potential bidders.

         The poison pill is intended to force potential investors to negotiate acquisitions with management, instead of making their offer directly to stockholders. This argument that directors, including Interstate's directors, need a poison pill in order to negotiate a better offer from potential bidders or prevent so-called "abusive takeover practices" is unpersuasive. In the past several years, proposals to redeem or allow stockholder votes on poison pills have received majority support at numerous U.S. publicly-traded companies. In our case, we have offered several times to discuss a transaction with Interstate, but its board of directors has rebuffed us each time. We have also requested a meeting with the special committee of the board for them to evaluate our tender offer in order to present our case to that committee and the board, but they have turned deaf ear to our request. We strongly believe that it is the stockholders, who are the owners of Interstate, not the directors and managers, who merely act as agents for the owners, who should have the right to decide what is or is not a fair price for their shareholdings.

         Poison pills can pose such an obstacle to takeovers that management becomes entrenched. We believe that the entrenchment of management, and the lack of accountability that results, can adversely affect stockholder value. While it is impossible to assess the degree to which the poison pill may inhibit performance, it is indisputable that a poison pill effectively deters attempts by stockholders to remove the current board and its management team for nonperformance.

         Redemption of Interstate's pill would allow stockholders to consider all tender offers, not just those endorsed by incumbent management. Amending the Shareholders Rights Agreement to exclude Shaner Hotel Group and its affiliates as an acquiring party would enable Shaner Hotel Group to proceed with a tender offer for additional shares of Interstate's Class A Common Stock. Notably, the articles of incorporation of Interstate provide that Interstate through its board shall not redeem the pill or otherwise render the poison pill inapplicable to any person without obtaining the approval of the holders of the Series B Preferred Stock and Interstate's 8.75% Convertible Subordinated Notes (the "Lehman Investors").

         In light of the foregoing, we are asking you, as holders of all of the Common Stock, to recommend to Interstate's board of directors that it remove Interstate's poison pill as an impediment to the completion of our tender offer by approving the following Proposal at the Annual Meeting:

                  BE IT RESOLVED, that the holders of the Common Stock of Interstate urge the Board of Directors to take one of the following actions and to recommend to the Lehman Investors that such Lehman Investors authorize the Board to take one of the following actions: (i) redeem the shareholder rights issued pursuant to the Shareholders Rights Agreement of Interstate; or (ii) amend the Shareholders Rights Agreement to exclude Shaner Hotel Group and its affiliates as an acquiring party. If the Board takes action (i), the holders of Common Stock also ask the Board of Directors not to reissue or extend these rights, or create a new rights plan unless such action by the Board is approved by an affirmative vote of a majority of the outstanding shares at a meeting of the stockholders held as soon as is practicable.

         The following summary of certain provisions of the Shareholder Rights Agreement relating to the preferred stock purchase rights (the "Rights") (as amended, the "Rights Agreement") is based upon the Company's Form 8-A regarding the Rights filed with the SEC on July 23, 1999, as amended a Form 8-A/A filed with the SEC on September 6, 2000, and is not intended to be complete and is qualified in its entirety by reference to those filings and the full Agreement, which is attached as an exhibit to those filings. A copy of the filings and the Agreement may be obtained for free at the SEC's website at www.sec.gov.

                  On June 9, 1999, the board of the Company approved the adoption of the Rights Agreement. Pursuant to its terms, the board declared a dividend distribution of one Right for each outstanding share of Common Stock of the Company (including Class A and Class B Common Stock) to stockholders of record as of the close of business on July 8, 1999. In addition, one Right automatically attaches to each share of Common Stock issued between the Record Date and the Distribution Date (as hereinafter defined). Each Right initially entitles the registered holder thereof to purchase from the Company a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the "Preferred Stock"), at a cash exercise price of $33.00 per Unit (the "Exercise Price"), subject to adjustment.

                  The Rights have not been exercisable and are attached to and have traded with the outstanding shares of Common Stock. The Rights will separate from the Common Stock and will become exercisable upon the earlier of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person") (the date of said announcement being the "Stock Acquisition Date"), or (ii) the close of business on the tenth business day (or such later calendar day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that could result upon its consummation in a person or group becoming the beneficial owner of 10% or more of the outstanding shares of Common Stock (the earlier of such dates being the "Distribution Date").

                  The Rights are not exercisable until the Distribution Date and will expire at the close of business on July 7, 2009, unless previously redeemed or exchanged by the Company as described below. As soon as practicable after the Distribution Date, Right Certificates are to be mailed to holders of record of Common Stock as of the close of business on the Distribution Date.

                  Based upon publicly available information, Shaner Hotel Group believes that, as of the date of this Proxy Statement, the Rights were not exercisable, Rights Certificates have not been issued, and the Rights are evidenced by the Common Stock Certificates. Shaner Hotel Group believes that, as a result of the commencement of Shaner Hotel Group's tender offer on April 20, 2002, the Distribution Date would have occurred as early as April 25, 2002, unless prior to such date the Company's board redeemed the Rights or took action to delay the Distribution Date. On April 16, 2002, the Company issued a press release which announced that the board of directors had taken action to defer the Distribution Date until further action by the board.

                  In the event that a Stock Acquisition Date occurs, each holder of a Right (other than an Acquiring Person, whose Rights become null and void) is thereafter to have the right to receive upon exercise that number of Units of Preferred Stock of the Company having a market value of two times the exercise price of the Right (such right being referred to as the "Subscription Right"). Alternatively, the board is permitted to take action that will result in the receipt by stockholders other than the Acquiring Person of an equivalent amount of stock on a cashless exercise basis. In some instances, the board is also permitted to exchange one share of Class A Common Stock (or under a formula the equivalent of more than one share of Class A Common Stock) in exchange for each Right held by stockholders other than the Acquiring Person.
         In any case, the existence of the Rights would greatly diminish the value of Shares acquired pursuant to the Offer if the purchase were to be completed.

                  The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right (payable in cash, Class A Common Stock or other consideration deemed appropriate by the Board of Directors) by the Board of Directors until the time at which any person becomes an Acquiring Person. In addition, the Rights Agreement may be amended by the Board of Directors to materially change its terms only until the time at which any person becomes an Acquiring Person.

                  The amended articles of incorporation of the Company provide that the Company through its board shall not redeem the Rights or otherwise render the rights plan inapplicable to any person without obtaining the approval of the holders of the Company's Series B Cumulative Preferred Stock and of the Company's 8.75% Convertible Subordinated Notes. This approval is not required, however, in connection with a transaction approved by unanimous vote of the board members present and voting thereon (in all events including a majority of those elected by the holders of the Company's Series B Cumulative Preferred Stock) or if the board determines that the redemption, or other action to render the rights plan inapplicable, is required by law or the requirements of a national securities exchange.

-------------------------------------------------------------------------------
SHANER HOTEL GROUP RECOMMENDS THAT HOLDERS OF SHARES OF ALL OF THE COMMON STOCK
   VOTE IN FAVOR OF THE PROPOSAL TO RECOMMEND THE REMOVAL OF THE POISON PILL
-------------------------------------------------------------------------------


            PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         According to Interstate's Proxy Statement for the Annual Meeting, the board of directors of Interstate, upon the recommendation of its Audit Committee, has appointed the firm of Pricewaterhouse Coopers LLP as independent accountants to audit the books, records, and accounts of the Company for the fiscal year ended December 31, 2002, subject to ratification of that appointment by Interstate's stockholders.

         The affirmative vote of the holders of a majority of Interstate's Class A and Class B Common stock, voting together as a single class, represented and entitled to vote at the Annual Meeting, will be required to ratify the appointment of Pricewaterhouse Coopers LLP as the Company's independent accountants for fiscal year 2002.

         According to Interstate, in addition to the engagement to audit the Company's annual financial statements and to review the financial statements included in its quarterly reports on Form 10-Q, Pricewaterhouse Coopers LLP was also engaged to perform certain other services during 2001. According to Interstate's public filings, the aggregate fees billed by Pricewaterhouse Coopers LLP for the services for the fiscal year ended December 31, 2001 were:

         Audit Fees...........................................$[___.00] Million
         Financial Information Systems
         Design and Implementation Fees.......................$[___.00] Million
         All other fees.......................................$[___.00] Million

         As indicated under "Voting Procedures" above, votes on the ratification of Pricewaterhouse Coopers LLP which are marked "abstain" and broker non-votes (for example, when a broker does not have authority to vote on a specific issue) will not be counted as votes cast and will have no effect on the result of the vote for ratification of the independent accountants. Additional information regarding this proposal is available in Interstate's Proxy Statement for the Annual Meeting.

         Shaner Hotel Group makes no recommendation regarding the ratification of the appointment of Interstate's independent accountants. In the absence of written instructions, GOLD proxy cards will be voted FOR this proposal.

                             SOLICITATION OF PROXIES

         Proxies may be solicited by mail, telephone, facsimile, and in person. Solicitations may be made by certain officers of Shaner Hotel Group and its general partner, none of whom will receive additional compensation for such solicitations. Shaner Hotel Group has requested banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Interstate shares they hold of record. Shaner Hotel Group will reimburse these recordholders for customary clerical and mailing expenses incurred by them in forwarding their materials to their customers.

         Shaner Hotel Group has retained N.S. Taylor & Associates, Inc., Dover-Foxcroft, Maine ("Solicitation Agent") for solicitation and advisory services in connection with this proxy solicitation. The Solicitation Agent will be paid an aggregate fee of approximately $[_____] for acting (i) as proxy solicitor in connection with this Proxy Statement, and (ii) as Information Agent in connection with Shaner Hotel Group's tender offer. The Solicitation Agent may also receive additional reasonable and customary compensation for providing additional advisory services in connection with this proxy solicitation and any other proxy solicitations contemplated by this Proxy Statement. Shaner Hotel Group has also agreed to reimburse the Solicitation Agent for its reasonable out-of-expenses and to indemnify the Solicitation Agent against certain liabilities and expenses, including liabilities and expenses under the United States federal securities laws. The Solicitation Agent will solicit proxies from individuals, brokers, banks, bank nominees, and other institutional holders.

         Shaner Hotel Group has retained Jack Horner Communications, Inc., Pittsburgh, Pennsylvania, as its public relations advisor in connection with this proxy solicitation. Jack Horner Communications will be paid reasonable and customary compensation for its services, and Shaner Hotel Group has agreed to reimburse Jack Horner Communications for any out-of-pocket expenses incurred in connection with those services.

         The entire expense of this proxy solicitation is being borne by Shaner Hotel Group. Shaner Hotel Group will not seek reimbursement for such expenses from Interstate. Costs incidental to these proxies include expenditures for printing, postage, legal and related expenses and are expected to be $[_____]. Total costs incurred to date in furtherance of or in connection with the solicitation of proxies described in this Proxy Statement are approximately $[_____].

         If Shaner Hotel Group should ultimately elect to amend or supplement the terms of any of the stockholder proposals described in this Proxy Statement, or present additional proposals prior to the Annual Meeting, Shaner Hotel Group will distribute information regarding such changes or additions to Interstate stockholders in compliance with applicable law and, in appropriate circumstances, will provide Interstate stockholders with a reasonable opportunity to revoke any stockholder proxies previously given prior to the Annual Meeting.

                          INFORMATION ABOUT INTERSTATE

         The information about Interstate contained in this Proxy Statement, including financial information, for the most part has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Shaner Hotel Group does not assume any responsibility for the accuracy or completeness of the information concerning Interstate contained in such documents and records or for any failure by Interstate to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Shaner Hotel Group.

         Interstate is a Maryland corporation whose principal place of business is Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220 and its telephone number is 412.937.0600.

         As of December 31, 2001, Interstate managed, leased or performed related services for 134 hotels with a total of 28,316 rooms in 37 states in the United States, as well as Canada and Russia. Interstate operates its hotels under two separate operating segments - Interstate, which primarily operates luxury and upscale hotels, and Crossroads, which primarily operates mid-scale, upper economy and budget hotels. Interstate competes for third-party hotel management agreements with international, national, regional and local hotel management and franchise companies. Interstate competes with these companies on factors such as relationships with hotel owners and investors, access to capital, financial performance, contract terms, name recognition, marketing support and the willingness to provide funds in connection with new management arrangements.

The following chart summarizes the capital structure of Interstate.


                           Outstanding                                                Conversion Priced
                             Shares/         Holders       Publicly                      into Class A
Class of Stock               Amount         (approx.)       Traded      Board Seats      Common Stock
--------------               ------          -------        ------      -----------      ------------
Common Stock

      Class A               5,487,885        1,938          Nasdaq        five(1)         N/A
      Class B                 242,555        one            No            one             See Note 2

Preferred Stock

      Series A                    -0-         -0-           N/A           none            N/A(3)
      Series B                725,000        five           No            five            $4.00(4) per share

Subordinated
Convertible Notes         $25,000,000        one            No            N/A             See notes 4 and 5



   (1) The terms of the five Class A Common Stock directors are staggered. Two directors stand for election in 2002, one in 2003, and two in 2004. The board seats presently held by Phillip H. McNeill and Thomas F. Hewitt, Chairman of the Board and Chief Executive Officer of Interstate, are up for election in 2002.

   (2) Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

   (3) At the option of the board outstanding shares of Series A Preferred Stock are exchangeable into shares of Class A Common Stock. See Section 14, "Certain Conditions to this Offer," in Shaner Hotel Group's "The Tender Offer."

   (4) Outstanding shares of Series B Preferred Stock and outstanding Subordinated Convertible Notes are convertible into a maximum of 49% of the outstanding shares of Class A Common Stock following conversion.

   (5) The Subordinated Convertible Notes are convertible into shares of Class A Common Stock at a conversion rate of $4.00 per share.



Based upon recent trading prices of shares of Class A Common Stock, and assuming that those prices remain approximately the same in the near future, it appears unlikely that shares of Series B Preferred Stock, or the Convertible Notes, will be converted into shares of Class A Common Stock, because those trading prices are substantially below the above conversion prices. The holders of Class A Common Stock are entitled to elect a maximum of five of the eleven members of Interstate's board of directors. Shaner Hotel Group is entitled to vote its shares for two Class A Common Stock directors in 2002, one in 2003, and two in 2004.

         AVAILABLE INFORMATION. Interstate is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Interstate's directors and officers, their remuneration, stock options granted to them, the principal holders of the Shares, any material interests of such persons in transactions with Interstate and other matters is required to be disclosed in proxy statements distributed to Interstate's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Woolworth Building, 223 Broadway, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at www.sec.gov that contains reports, proxy statements and other information. Interstate's shares of Class A Common Stock are listed on the Nasdaq, and reports, proxy statements and other information concerning Interstate should also be available for inspection and at the offices of the Nasdaq, One Liberty Plaza, New York, New York 10006.

                      INFORMATION ABOUT SHANER HOTEL GROUP

         Shaner Hotel Group is a Delaware limited partnership formed on August 30, 1995. The main business of Shaner Hotel Group is management and ownership of hotels and motels, and was started by Shaner Hotel Group's principals in 1983. Shaner Hotel Group has its principal place of business at 1965 Waddle Road, State College, Pennsylvania 16803 and its telephone number is 814.234.4460. As of the date of this Proxy Statement, Shaner Hotel Group is the beneficial owner of 333,500 shares of Class A Common Stock, which constitute approximately 6.08% of the shares of Class A Common Stock outstanding as of the date of this Proxy Statement.

         The general partner of Shaner Hotel Group is Shaner Operating Corp., a Delaware corporation (the "General Partner"). The principal business of the General Partner is acting as the general partner of Shaner Hotel Group. The General Partner has its principal place of business at 1965 Waddle Road, State College, Pennsylvania 16803 and its telephone number is 814.234.4460. For certain information concerning the directors and executive officers of the General Partner and Shaner Hotel Group, see their biographies set forth below and Schedule I to this Proxy Statement.

         Shaner Hotel Group is a privately-held, fully integrated hotel company which specializes in the acquisition, refurbishment, repositioning, development and long-term ownership of full-service hotels. Shaner Hotel Group also has extensive limited-service and extended-stay experience.

         Shaner Hotel Group and its affiliates own 22 hotels in 15 states as listed on Schedule II to Shaner Hotel Group's tender offer. These hotels represent ten different hotel brands, including, Comfort Inn, Hampton Inns, Residence Inn, Holiday Inn, Holiday Inn Express, Holiday Inn Sunspree, Marriott, Newport Hotel, Radisson, and Savery Hotel. Shaner Hotel Group also manages or has agreed to manage hotels representing the following brands: Marriott, Radisson, Renaissance, Residence Inn by Marriott, Comfort Inn, Hampton Inn and Suites, Fairfield Inn by Marriott, and Springhill Suites by Marriott. As part of Shaner Hotel Group's full-service management of hotels, it provides complete in-house services: Operations, sales, marketing, and revenue management; financial and tax reporting and payroll; human resources; in-house legal counsel; development; franchise relationships; renovation, construction, design and purchasing; information systems, equity capital for investment; and conference and convention center management.

         The backgrounds and relevant hotel and motel experience of the four principal executive officers of Shaner Hotel Group and its general partner are described below. Please refer to Schedule I attached to Shaner Hotel Group's tender offer for a description of their employment history for the past five years.

         Lance T. Shaner serves as Chairman and CEO of Shaner Hotel Group. His biography is set forth under the caption "Election of Shaner Hotel Group's Nominees as Directors."

         Frederick T. Shaner is president and chief operating officer, responsible for all daily operations of Shaner Hotel Group, with oversight on various other divisions, including marketing, personnel, purchasing and guest services. He attended the Rochester Institute of Technology and Alfred University, majoring in business administration. Under his direction, Interstate has earned a variety of top hospitality awards, including the Marriott Silver Quest for Quality Award, Holiday Inn Newcomer and Torchbearer Awards, YMCA, and the Choice Gold Award. He serves as a guest lecturer for the Pennsylvania State University School of Hotel, Restaurant and Recreation Management, is a member of the Penn State University President's Club and Founder's Club and is active in various civic and educational organizations. He and his wife, Mimi, have two children, Meghan and Alyn.

         J. B. Griffin, chief financial officer, joined Shaner Hotel Group in 1995 as vice president of finance and was promoted to his present post in October 1997. He has responsibility for overseeing Interstate's financial operations, including accounting, risk management, investor relations, financial performance of all hotels and due diligence analysis for potential hotel acquisitions by Interstate. Prior to joining Shaner Hotel Group, Mr. Griffin had his own financial consulting firm for five years, providing financial operations support for both individual hotel owner/operators and several hotel companies. He previously managed several properties including Embassy Suites, Holiday Inn, Residence Inn and Independent properties. Since joining Shaner Hotel Group, Mr. Griffin has been actively involved, as vice president of finance or chief financial officer, in the acquisition of at least 25 hotels, debt financings in excess of $300 million and the formation of a $300 million joint venture. He is a 1983 graduate of Niagara University, Niagara Falls, N.Y., with a degree in hotel administration. He and his wife, Mary Pat, have five children.

         Peter Hulburt, vice president and corporate counsel, joined Shaner Hotel Group in his current position in June 1993. For the 17 years prior to joining Shaner Hotel Group, Mr. Hulburt had been with the Cuba, N.Y., law firm of Williams, Hulburt & Brown, as a partner since 1976 and as the major partner since 1984. While with the law firm, he also served as outside legal counsel to Lance and Fred Shaner for 17 years, including their early entrepreneurial days prior to the formation of Shaner Hotel Group. Mr. Hulburt's responsibilities include relations with all outside counsel, overseeing the legal aspects of all new acquisitions and advising all company departments on legal matters. Mr. Hulburt has been actively involved, as general counsel, in the acquisition of at least 25 hotels, debt financings in excess of $300 million and the formation of a $300 million joint venture. He received his B.S. degree from the State University of New York at Buffalo and his jurisprudence doctorate from Albany (N.Y.) Law School in 1973. The Buffalo native and his wife, Kathleen, a high school guidance counselor, have three sons.

         Except as set forth in this Proxy Statement, including the Schedules hereto, neither Shaner Hotel Group, the General Partner nor, to the best knowledge of Shaner Hotel Group or the General Partner, any of the persons listed above and in Schedule I hereto: (i) has had any contract, arrangement, understanding or relationship with any other person with respect to any securities of Interstate, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any securities of Interstate, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies; or (ii) has had any transactions with Interstate, or any of its executive officers, trustees or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Proxy Statement, including the Schedules hereto, there have been no contacts, negotiations or transactions between Shaner Hotel Group, the General Partner nor, to the best knowledge of Shaner Hotel Group or the General Partner, any of the persons listed in Schedule I hereto, on the one hand, and Interstate or its directors, executive officers, or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission. Except as set forth in this Proxy Statement, there have been no transactions in the shares of Class A Common Stock that were effected during the sixty days prior to the date of this Proxy Statement by Shaner Hotel Group or any of its affiliates.

                      BACKGROUND TO THIS PROXY SOLICITATION

         The following is a chronological summary of the contacts and discussions between Shaner Hotel Group and Interstate.

         On October 3, 2000, Lance T. Shaner, the Chairman and Chief Executive Officer of Shaner Hotel Group, sent a letter to Mr. Thomas F. Hewitt, CEO and Chairman of the Board of Interstate. In that letter, Shaner Hotel Group proposed an acquisition of all of the Common Stock of Interstate at a price of $4.125 per share and Mr. Shaner requested an opportunity to meet with Mr. Hewitt or his representatives. The proposal was subject to due diligence. The letter noted that the offer was a joint offer of Shaner Hotel Group and Bruce S. Brickman & Associates, Inc.

         On October 5, 2000, the Board of Directors of Interstate determined that pursuing the proposal of Shaner Hotel Group was not in the best interests of stockholders. The Board reaffirmed its recommendation that stockholders approve the previously announced investment by the Lehman Investors led by Lehman Brothers (the "Lehman Investor").

         Mr. Shaner sent a letter to Mr. J. William Richardson, the Vice Chairman of Interstate, on October 6, 2000, clarifying the proposal and requesting an opportunity to meet with Interstate management.

         On October 8, 2000, the Board of Directors announced that it had determined that the proposal was not reasonably likely to be completed and that the previously announced transaction with the Lehman Investors was financially superior to the transaction proposed by Shaner Hotel Group.

         On October 11, 2000, Mr. Shaner sent a letter further clarifying the position of Shaner Hotel Group.

         On October 20, 2000, Interstate issued 8.75% Subordinated Convertible Notes (the "Notes") for $25.0 million and 500,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") for $5.0 million. These securities were issued to CGLH Partners I LP and CGLH Partners II LP, which were entities affiliated with Lehman Brothers Holdings Inc.

         From October of 2000 until December of 2001, Shaner Hotel Group continued to closely monitor the performance of Interstate. Shaner Hotel Group noted that Interstate did not appear to be using the funds from the Lehman Investors investment in order to acquire new properties or contracts.

         In December of 2001, Shaner Hotel Group acquired 320,000 shares of the Class A Common Stock of Interstate. In its Schedule 13D filing (filed on January 9, 2002), Shaner Hotel Group stated that it is considering making a proposal which might include an acquisition, merger or a joint venture between Shaner Hotel Group and Interstate to manage, operate or own hotel and motel properties.

         On January 14, 2002, Mr. Shaner sent to Mr. Hewitt a letter setting forth a proposal to combine the operations of Interstate and Shaner Hotel Group. The proposal provided for the acquisition of additional shares of Common Stock of Interstate by Shaner Hotel Group, the repayment of the Notes, the purchase of a portion of the Preferred Stock and the redemption of all remaining Preferred Stock and the combination of certain operations.

         In a letter dated January 21, 2002, Mr. Hewitt stated that Mr. Shaner's letter has been distributed to its Board of Directors and Interstate's independent advisors. Subsequent to the receipt of this letter, Mr. Shaner attempted to contact Mr. Hewitt by telephone. On or about January 27, 2002, Mr. Hewitt left Mr. Shaner a voice-mail indicating that the Board would consider the proposal of Shaner Hotel Group at its next meeting, scheduled for February 11, 2002. In a letter dated January 28, 2002, Mr. Shaner requested an opportunity to meet with Mr. Hewitt as well as an opportunity to make a presentation to the independent directors of Interstate prior to the February 11th Board meeting. Also on January 28, 2002, Mr. Shaner sent a letter to each of the independent directors of Interstate requesting an appointment to meet and an opportunity to make a presentation.

         During the period prior to the February 11th Board meeting, Mr. Shaner made calls to each of the independent directors as well as to several of the directors elected by the Lehman Investors (the "Lehman Investor Directors"). Mr. Shaner was unable to obtain a meeting with any of the independent directors or the Lehman Investor Directors but did have several phone conversations in which he explained the proposal.

         In an e-mail to Mr. Shaner sent on Tuesday, January 29, 2002, Mr. Hewitt suggested that he and Mr. Shaner meet on February 6, 2002. Mr. Shaner accepted the offer to meet and on February 6, 2002, a meeting was held at Interstate's offices. Attending on behalf of Shaner Hotel Group were: Mr. Shaner, J.B. Griffin (the CFO of Shaner Hotel Group) and Michael McNulty (a financial consultant). Mr. Hewitt and Mr. Richardson represented Interstate. At the meeting on February 6, 2002, the Shaner Hotel Group representatives explained the proposal.

         In a letter dated February 14, 2002, from Mr. Hewitt to Mr. Shaner, Mr. Hewitt wrote that the Board of Directors has concluded that the proposal does not present an opportunity which is in the best interests of Interstate's public stockholders. The letter also stated that the proposal is contingent upon its acceptance by the Lehman Investors and that the Lehman Investors has advised the Board of Directors that it does not wish to dispose of its securities on the terms set forth in the proposal.

         On February 18, 2002, the Shaner Hotel Group sent to the Board of Directors of Interstate a Letter Agreement formalizing and expanding upon its proposal. The proposal provided for the purchase of up to 680,000 shares of Class A Common Stock and fifteen percent of the Class B Common Stock at a price of $2.70 per share. It also provided for the purchase, redemption or repayment of the securities owned by the Lehman Investors and for the combination of certain operations between Interstate and Shaner Hotel Group. The proposal stated that it would remain open only until February 25, 2002.

         On February 18, 2002, Shaner Hotel Group issued a press release. The press release stated that Interstate has received a new proposal from Shaner Hotel Group. The press release noted that the previous proposal of Shaner Hotel Group had been rejected. In the press release, Mr. Shaner observed that Interstate has not posted a winning quarter for several years. Mr. Shaner asserted that, as one of Interstate's largest stockholders, Shaner Hotel Group is intensely concerned about stockholder value.

         On February 19, 2002, Mr. Shaner sent an e-mail to Mr. Hewitt requesting a meeting. Mr. Hewitt called Mr. Shaner on February 21, 2002. During the call on February 21, 2002, Mr. Hewitt stated that Mr. Shaner will need to reach an agreement with the Lehman Investors. Mr. Shaner asked Mr. Hewitt if Mr. Hewitt would object to Mr. Shaner speaking directly to the Lehman Investors. Mr. Hewitt stated that he had no objection. Mr. Shaner sent Mr. Hewitt a letter on February 21, 2002, confirming the call and thanking Mr. Hewitt for the comment that Mr. Hewitt did not object to Mr. Shaner speaking directly to the Lehman Investors. Mr. Shaner also wrote that he looked forward to hearing from Mr. Hewitt so that a dinner could be scheduled.

         Mr. Shaner had a conversation with a representative of the Lehman Investors, Mahmood Khimji, on February 25, 2002. Mr. Khimji stated that, to be successful, a proposal would need to gain favor with the Lehman Investors as well as the board and management. Mr. Khimji indicated that the Lehman Investors would be willing to discuss proposals but that the Lehman Investors would not accept the proposal set forth in the Letter Agreement dated February 18, 2002.

         On March 5, 2002, Shaner Hotel Group sent a revised proposal to Interstate. The revised proposal provided that Shaner Hotel Group would tender for 1,650,000 shares of the Class A Common Stock of Interstate at a price of $3.00 per share. It also increased the consideration to be paid to the Lehman Investors by $2.3 million. The proposal stated that it would remain open only until March 13, 2002.

         On March 7, 2002, Mr. Hewitt sent Mr. Shaner an e-mail stating that the Board was considering the proposal. Mr. Hewitt stated that Interstate may not be able to respond by March 13, 2002.

         On March 11, 2002, Mr. Shaner wrote to Mr. Hewitt and asked to be advised of when Interstate could respond to the March 5th proposal. Once again, Mr. Shaner requested a meeting. In addition, Mr. Shaner requested a copy of the stockholder list of all current stockholders of Interstate including mailing addresses.

         On March 11, 2002, Mr. Khimji returned a call from Mr. Shaner. Mr. Shaner requested a meeting in the near future between Shaner Hotel Group and the Lehman Investors representatives. Mr. Khimji emphasized that he would contact the Lehman Investors and relay the request but stated that if Mr. Shaner did not hear from Mr. Khimji in twenty-four hours, then Mr. Shaner should assume that the Lehman Investors is not interested in meeting. Mr. Shaner asked why the Lehman Investors showed so little interest in meeting. Mr. Khimji stated that the Lehman Investors had its reasons. Mr. Shaner indicated that it was clear to him that Interstate was negotiating a merger or sale of Interstate with a third person. Based upon this conversation, Mr. Shaner concluded that negotiations with the Lehman Investors had reached an impasse.

         On March 12, 2002, Shaner Hotel Group released a press release. In the press release Shaner Hotel Group announced that it had made an all-cash offer for a controlling stake in Interstate the prior week. In addition, the press release announced that Mr. Hewitt received a request for the stockholder list from Shaner Hotel Group. The press release described the offer sent to Interstate's Board on March 5, 2002. Mr. Shaner stated that "We are sincere and highly committed to our vision for improving Interstate's performance. We want to implement our strategy while Interstate is still in a viable position. The time for Shaner and Interstate to join forces is right now."

         On March 13, 2002, Mr. Hewitt sent Mr. Shaner a letter responding to Mr. Shaner's letter of March 11, 2002. Mr. Hewitt asserted that the proposal of Shaner Hotel Group would consume approximately $30,000,000 of Interstate's available cash resources. Further, Mr. Hewitt stated that the Board needs to obtain additional information in order to adequately review the proposal. Mr. Hewitt requested details of the financing arrangement of Shaner Hotel Group and details regarding the plans of Shaner Hotel Group regarding changes to the equity structure, management and business organization of Interstate following the tender offer and the redemptions. In addition, Mr. Hewitt inquired about the basis for the belief of Shaner Hotel Group that the Lehman Investors would consent to the transaction. Finally, Mr. Hewitt stated that Interstate is not prepared to provide a list of stockholders.

         Mr. Shaner sent a response on March 20, 2002. Mr. Shaner stated that he was disappointed that Mr. Hewitt canceled their lunch scheduled for March 13, 2002. Mr. Shaner proposed that he and Mr. Hewitt continue a dialogue. In this letter, Mr. Shaner observed that $25,000,000 of cash on Interstate's balance sheet is in fact restricted. Mr. Shaner said that Shaner Hotel Group believes that Interstate's failure to use this cash is either one example of mismanagement or an indication that the Lehman Investors is using its contractual rights to prevent Interstate from using the cash. Mr. Shaner assured Mr. Hewitt that the Shaner Hotel Group has sufficient financing and stated that the restructuring contemplated in the proposal is the same as the restructuring set forth in prior proposals. Mr. Shaner stated that Shaner Hotel Group has been disappointed with the unwillingness of the Lehman Investors to discuss a transaction with Shaner Hotel Group. Mr. Shaner reiterated the request for a stockholder list. Mr. Shaner also insisted that Shaner Hotel Group be given a level playing field with any other proposal. Mr. Shaner asserted that any transaction negotiated with a third party should exclude a subsequent transaction break-up fee if a transaction with the Shaner Hotel Group is completed. Mr. Shaner stated that he is willing to discuss the interest of Shaner Hotel Group at any time.

         In a letter to the Board of Directors of Interstate sent on March 21, 2002, Mr. Shaner addressed two issues. First he stated that he believes that the financial statements of Interstate set forth in its public filings are misleading. Mr. Hewitt's letter of March 13, 2002, referred to available cash resources. Interstate's quarterly reports have shown the $25,000,000 proceeds of the Lehman Investors' Notes as current assets. However, such funds may only be invested with the consent of the Managing General Partner of the joint venture between Interstate and certain members of the Lehman Investors. Mr. Shaner maintained that the cash should have been shown as restricted on the balance sheet. Mr. Shaner also raised issues with respect to the Worldgate investment. Mr. Shaner noted that approximately one month after the Lehman Investors financing, Interstate made a $3,900,000 equity investment with affiliates of the Lehman Investors, which investment had to be written off in its entirety within nine months. Mr. Shaner stated that the timing of the Worldgate transaction raises the question as to whether Interstate made adequate disclosure in its proxy filings to approve the issuance of the Lehman Investors financing. Mr. Shaner concluded that, unless Interstate or its auditors explain the issues by March 25, 2002, he will communicate with the other stockholders of Interstate in an effort to give them a more complete and accurate picture of Interstate's financial position.

         In a letter dated March 21, 2002 to Mr. Khimji, Mr. Shaner raised issues regarding the ownership interest of affiliates of Mr. Khimji. Mr. Shaner asked Mr. Khimji to explain why a company with which Mr. Khimji was affiliated and which apparently disposed of a significant ownership stake did not file a
Schedule 13D.

         On March 25, 2002, Mr. Hewitt responded to Shaner Hotel Group's letters of March 20 and 21, 2002. Mr. Hewitt stated that Interstate's management and Board were considering matters discussed in those letters and would respond following the appropriate review.

         In accordance with the Bylaws of Interstate, on March 25, 2002, Shaner Hotel Group sent to Timothy Q. Hudak, Secretary of Interstate, written notice of proposals to be considered at the annual meeting. The proposals relate to redemption of the Rights created by Interstate's Shareholders Rights Agreement or the amendment of the Shareholders Rights Agreement to remove the impediments to the consummation of Shaner Hotel Group's tender offer. In that letter and in a follow-up letter on March 28, 2002, Shaner Hotel Group also nominated Lance T. Shaner and Leo A. Keevican, Jr. for election as Class A Directors at Interstate's next annual meeting.

         On March 27, 2002, Shaner Hotel Group issued a press release announcing that it would be initiating the Offer shortly.

         On April 2, 2002, Shaner Hotel Group sent a letter to the Board of Directors of Interstate which contained two requests relating to its Offer. First, Shaner Hotel Group asked the Board to act immediately to redeem the Rights issued under its Shareholders Rights Agreement or take such action as is necessary so that the Rights are invalid or otherwise inapplicable to its Offer. Second, Shaner Hotel Group requested that the Board schedule the 2002 annual meeting of Stockholders, and set the record date for stockholders entitled to notice of and to vote at that meeting, so as to enable Shaner Hotel Group to complete the Offer and vote the Shares purchased in it at that meeting and at any other special stockholder meeting.

         On April 3, 2002, Shaner Hotel Group filed with the Securities and Exchange Commission its Schedule TO-T relating to the Offer and incorporating the Offer, the Letter of Transmittal, and other related documents.

         On April 3, 2002, Shaner Hotel Group issued a press release announcing that it was beginning the Offer.

         On April 3, 2002, Shaner Hotel Group sent to Timothy Q. Hudak, Secretary of Interstate, a written request in connection with the Offer to notify Shaner Hotel Group of Interstate's election either to mail the Offer and related offering materials to holders of record of Class A Common Stock, or to provide Shaner Hotel Group with a stockholder mailing list to enable it to mail the materials itself. On April 4, 2002, counsel for Interstate responded to that request by declining to comply with it and suggesting that the request be renewed.

         On April 3, 2002, Mr. Hewitt sent a letter to Mr. Shaner responding to Mr. Shaner's letter to the Board of Interstate sent on March 21, 2002. Mr. Hewitt asserted that Interstate believed that its treatment of the $25,000,000 as cash on the balance sheet is entirely appropriate. Mr. Hewitt also addressed the Worldgate investment. He noted that the Worldgate investment was approved unanimously by Interstate's Board several months prior to the investment by the Lehman Investors. Finally, Mr. Hewitt acknowledged receipt of the stockholder proposals provided by the Shaner Hotel Group on March 25 and March 28, 2002.

         On April 3, 2002, Interstate issued a press release stating that Interstate had authorized a special committee of its independent directors to review and evaluate the terms and conditions of the Offer of Shaner Hotel Group, and that the special committee and the full Board would make a recommendation to stockholders no later than Tuesday, April 16, 2002, about the Offer.

         In a letter sent to Mr. Hewitt on April 10, 2002, Shaner Hotel Group reiterated its position that the failure of Interstate to segregate the $25,000,000 of restricted cash on the face of the balance sheet is in direct contravention of SEC rules. In the letter, Mr. Shaner raised additional issues regarding the Worldgate investment. Mr. Shaner maintained that if the Worldgate investment was approved prior to the Lehman Investors financing, the investment should have been disclosed in the proxy solicitation materials sent to the stockholders of Interstate seeking their approval of the financing with the Lehman Investors, and that no such disclosure was made in those materials.

         On April 10, 2002, Shaner Hotel Group sent a letter to Mr. Joseph J. Flannery, a director of Interstate and a Vice President of Lehman Brothers in New York City, emphasizing that Lehman Brothers must not serve as a financial advisor to the special committee of Interstate's board of directors formed to evaluate Shaner Hotel Group's tender offer.

         On April 11, 2002, Shaner Hotel Group filed with the Securities and Exchange Commission its Schedule TO-T/A relating to the Offer and incorporating an updated Offer to Purchase, and published a summary advertisement in The New York Times announcing the Offer, its terms, and how to obtain more information about and copies of the Offer.

         On April 11, 2002, Shaner Hotel Group sent to Timothy Q. Hudak, Senior Vice President, General Counsel and Secretary of Interstate, a written request that Interstate notify Shaner Hotel Group of its election either to mail the Offer and related materials to stockholders of record or to provide Shaner Hotel Group with a stockholder mailing list.

         On April 11, 2002, Interstate issued a press release stating that its board of directors would respond by April 24, 2002 to Shaner Hotel Group's tender offer. The release stated that by that date the board would recommend to stockholders acceptance or rejection of the Offer, express no opinion or remain neutral on the Offer, or state that it is unable to take a position with respect to the Offer.

         On April 12, 2002, Timothy Q. Hudak, Senior Vice President, General Counsel and Secretary of Interstate, in response to Interstate's April 11, 2002 letter to him, indicated in a letter to counsel for Shaner Hotel Group that Interstate had elected to mail Shaner Hotel Group's tender offer materials to stockholders.

         On April 12, 2002, in a letter to Mr. Hewitt, Mr. Shaner requested that he be able to meet with and make a presentation to the members of the special board committee of independent directors formed to evaluate the Offer. Mr. Shaner indicated in the letter that he would be willing to meet with the members of the committee whenever and wherever would be convenient for them.

         On April 16, 2002, Interstate issued a press release stating that its special committee of independent directors authorized to review and evaluate the terms and conditions of Shaner Hotel Group's tender offer, had engaged Merrill Lynch to act as its financial advisor with the review and evaluation of the Offer. The press release also announced that the board of directors had taken action to defer the Distribution Date under Interstate's Rights Agreement until further action by the board.

         On April 23, 2002, Shaner Hotel Group issued a press release stating that it had extended the expiration date of its tender offer from May 10, 2002, to May 31, 2002, and that same day began mailing its tender offer materials to holders of Interstate's Class A Common Stock.

         On April 24, 2002, Shaner Hotel Group filed with the Securities and Exchange Commission a preliminary proxy statement for Interstate's 2002 annual meeting of shareholders.

                                  MISCELLANEOUS

Other Matters

         Shaner Hotel Group knows of no business to be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. If any other matters properly come before the Annual Meeting, however, the GOLD proxies in the form accompanying this Proxy Statement will be voted according to the discretion of the named proxies.

Stockholder Proposals for the 2003 Annual Meeting

         The information in the following two paragraphs is taken from Interstate' Proxy Statement for the 2002 Annual Meeting.

         [In addition to otherwise satisfying the eligibility requirements of SEC Rule 14a-8, any proposal of a stockholder intended to be presented at Interstate's 2003 annual meeting of stockholders must be received in writing by the Secretary of Interstate by January 1, 2003 for inclusion in Interstate's proxy, notice of meeting and Proxy Statement relating to the 2003 annual meeting. The Securities and Exchange Commission amended Rule 14a-4 under the Exchange Act to provide that a proxy may confer discretionary authority to vote on a proposal for an annual meeting of stockholders if the proponent fails to notify Interstate at least 45 days prior to the anniversary of the month and day of mailing the prior year's Proxy Statement. For purposes of Interstate's 2003 annual meeting of stockholders, management may use its discretionary voting authority to vote on any proposal with respect to which Interstate receives notice after January 1, 2003, even if such proposal is not discussed in the Proxy Statement for the 2003 annual meeting of stockholders.]

         [In addition, Interstate's bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at an annual meeting, written notice (including certain specified information) generally must be delivered to the Secretary of Interstate, at its principal executive offices, not later than the close of business of the 75th day and not earlier than the close of business of the 120th day prior to the first anniversary of the preceding year's annual meeting. Accordingly, under the current bylaws, a stockholder nomination or proposal intended to be considered at the 2003 annual meeting must be received by the Secretary after the close of business on February [_____], 2003, and prior to the close of business on April [_____], 2003. The Secretary of Interstate will provide a copy of the bylaws upon written request and without charge. Interstate's bylaws further require that the notice by the stockholder set forth certain information concerning the stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at the annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice, the class and number of shares of Interstate's stock owned beneficially and of record by the stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information regarding each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of Interstate if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.]

                                OTHER INFORMATION

         Certain executive officers of Shaner Hotel Group and its general partner who may assist the Solicitation Agent in soliciting proxies are listed in the attached Schedule III. Schedule IV sets forth certain information regarding the shares of Interstate's Common stock owned by Shaner Hotel Group, its general partner, and their directors, executive officers, and employees, and others, who may solicit proxies. Schedule V sets forth certain publicly available information regarding Interstate's Common stock held by Interstate's principal stockholders and its management.

         This Proxy Statement is neither a request for the tender of any shares of Interstate's Class A Common Stock nor an offer to purchase any of them. Shaner Hotel Group's tender offer is being made only by means of the Offer to Purchase and the related Letter of Transmittal, as filed with the Securities and Exchange Commission.

                                    Important

         o Your proxy is important no matter how many shares you own. Be sure to vote on the GOLD proxy card. Shaner Hotel Group urges you NOT to sign any [_____] proxy card sent to you by Interstate.

         o If you have already submitted a proxy card to Interstate you may change your vote to a vote FOR Shaner Hotel Group' proposals and against Interstate's slate of directors by signing, dating, and returning the GOLD proxy card. The GOLD proxy card must be dated after any proxy card you may have sent to Interstate. Only your last dated proxy card will count at the Annual Meeting.

         o If any of your shares are held in the name of a bank, broker, or other nominee holder, please advise each such nominee holder to vote FOR Shaner Hotel Group's proposals described above by submitting a GOLD proxy card.

         o If you hold your shares in more than one type of account or in different names, you may receive more than one GOLD proxy card. We encourage you to vote each GOLD proxy card you receive.

         If you have any questions or need assistance in voting your shares, please contact our Solicitation Agent at the following telephone numbers.

                         N.S. Taylor & Associates, Inc.
                  Banks and Brokers Call Collect: 207.564.8700
                     All Others Call Toll-Free: 866.470.4500

         Please indicate support for Shaner Hotel Group's proposed resolutions described in this Proxy Statement by completing, signing, and dating the enclosed GOLD proxy card and promptly returning it in the enclosed envelope to:

                     Shaner Hotel Group Limited Partnership
                       c/o N.S. Taylor & Associates, Inc.
                           15 North Street, 2nd Floor
                           Dover-Foxcroft, Maine 04426

No postage is necessary if the envelope is mailed in the United States.

                     SHANER HOTEL GROUP LIMITED PARTNERSHIP

                               [May _____ ], 2002

                                   SCHEDULE I

           DIRECTORS AND EXECUTIVE OFFICERS OF SHANER HOTEL GROUP AND
                             SHANER OPERATING CORP.

         Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each executive officer of the Shaner Hotel Group and of its General Partner, Shaner Operating Corp., a Delaware corporation (the "General Partner"). Please also see the biographical descriptions for these officers on page 40 of this Proxy Statement. The business address of each officer is 1965 Waddle Road, State College, Pennsylvania 16803, and telephone number of each officer is 814.234.4460. Each such person is a United States citizen.

         Name                               Position
         ----                               --------
         Lance T. Shaner            Chairman of the Board and Vice President of the General Partner and Chairman
                                    and CEO of Shaner Hotel Group

         Frederick J. Shaner        President of the General Partner and of Shaner Hotel Group

         Peter K. Hulburt           Vice President-Legal and Secretary of the General Partner and of Shaner Hotel
                                    Group

         J. B. Griffin              Vice President-Finance and Treasurer of the General Partner and of Shaner
                                    Hotel Group

         The shareholders of the General Partner ("GP Shareholders"), and the members of its board of directors ("Directors"), are Lance T. Shaner and Frederick J. Shaner, who are brothers. Lance T. Shaner serves as Chairman of the Board and Vice President of the General Partner and as Chairman and CEO of Shaner Hotel Group. Frederick J. Shaner serves as President of the General Partner and of Shaner Hotel Group. Peter K. Hulburt is Vice President-Legal and Secretary of the General Partner and of Shaner Hotel Group. J.B. Griffin serves as Vice President-Finance and Treasurer of the General Partner and of Shaner Hotel Group. These four executive officers of the General Partner are referred to as the "Officers" in the Offer to Purchase.

         Lance T. Shaner has been Chairman of the Board and Vice President of the General Partner, and Chairman and CEO of Shaner Hotel Group, since 1995. Mr. Shaner has served as the Chairman of the Board of Shaner Energy, Inc. for the past five years. Shaner Energy, Inc. is a gasoline and home heating distributing company selling both products at wholesale and retail in the Huntingdon, Clearfield, and Port Royal, Pennsylvania area. For the last five years, Lance T. Shaner and Frederick J. Shaner have been principal officers, directors and stockholders of Shaner Cable, Inc. an owner of several cable television systems in the southern tier of New York. Lance T. Shaner and Frederick J. Shaner have been the principal officers, directors and shareholders of Shaner Development Corporation, the owner of several residential properties in the southern tier of New York. Lance T. Shaner is the principal officer, stockholder, and director of several affiliate corporations that are general partners and/or managing partners in Jelms Hotel

Company Limited Partnership, Lance Shaner Hotel Limited Partnership and Shaner Family Partners, LP that owns various interests in hotel properties. The interest in these entities started on or about September 1, 1997.

         Frederick J. Shaner has been President of the General Partner and of Shaner Hotel Group since 1995. Mr. Shaner is a thirty percent shareholder of the General Partner. For the last five years, Lance T. Shaner and Frederick J. Shaner have been principal officers, directors and stockholders of Shaner Cable, Inc. an owner of several cable television systems in the southern tier of New York. Lance T. Shaner and Frederick J. Shaner have been the principal officers, directors and shareholders of Shaner Development Corporation, the owner of several residential properties in the southern tier of New York.

         Peter K. Hulburt has been the Vice President-Legal of the General Partner since January 1, 1995 and Secretary of the General Partner since August 6, 1998. He has also served as the Vice President-Legal since January 1, 1995 and Secretary of Shaner Hotel Group since August 6, 1998.

         J.B. Griffin has been Vice President Finance of the General Partner since October 10, 1997 and Treasurer of the General Partner since August 6, 1998. He has also served as Vice President Finance of Shaner Hotel Group since October 10, 1997 and Treasurer of Shaner Hotel Group since August 6, 1998.

         None of Shaner Hotel Group, the General Partner, the GP Shareholders, the Directors, or the Officers has, during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding a violation with respect to such laws.

                                   SCHEDULE II
                      CURRENT PORTFOLIO OWNED OR MANAGED BY
                               SHANER HOTEL GROUP


         NAME                                                 LOCATION
         ----                                                 --------
      1.   Holiday Inn                                        August, Georgia
      2.   Holiday Inn                                        Birmingham, Alabama
      3.   Comfort Inn                                        Cromwell, Connecticut
      4.   Radisson                                           Cromwell, Connecticut
      5.   Savery Hotel                                       Des Moines, Iowa
      6.   Marriott at the Civic Center                       Durham, North Carolina
      7.   Residence Inn                                      Edina, Minnesota
      8.   Holiday Inn Sunspree Resort                        Jacksonville Beach, Florida
      9.   Newport Harbor Hotel & Marina                      Newport, Rhode Island
      10.  Holiday Inn                                        Statesville, North Carolina
      11.  Holiday Inn Express & Suites                       Statesville, North Carolina
      12.  Holiday Inn Express                                Charleston, West Virginia
      13.  Holiday Inn Convention Center                      Alexandria, Louisiana
      14.  Marriott                                           Chattanooga, Tennessee
      15.  Radisson                                           Paramus, New Jersey
      16.  Holiday Inn                                        Shreveport, Louisiana
      17.  Holiday Inn Express                                State College, Pennsylvania
      18.  Hampton Inn & Suites                               State College, Pennsylvania
      19.  Hampton Inn                                        Andover, Massachusetts
      20.  Holiday Inn                                        Muscatine, Iowa
      21.  Marriott City Center                               Pittsburgh, Pennsylvania
      22.  Holiday Inn & Suites                               Dayton, Ohio


              HOTELS EXPECTED TO BE OPEN WITHIN THE NEXT 12 MONTHS

      1.   Spring Hill Suites                                 State College, Pennsylvania
      2.   Fairfield Inn                                      Jacksonville Beach, Florida
      3.   Marriott Courtyard                                 Newark, Delaware

                                  SCHEDULE III
             INFORMATION CONCERNING PERSONS WHO MAY SOLICIT PROXIES

         Set forth below are the names of each executive officer, director, employee, and other representatives of Shaner Hotel Group Limited Partnership or of its general partner who may assist N.S. Taylor & Associates, Inc., the Solicitation Agent, in soliciting proxies from Interstate's stockholders. None of the officers, directors, or employees of Shaner Hotel Group Limited Partnership or of its general partner, will receive compensation for soliciting proxies other than their ordinary compensation as an officer, director, or employee, as the case may be.

         Lance T. Shaner
         Chairman & CEO
         Shaner Hotel Group Limited Partnership
         1965 Waddle Road
         State College, Pennsylvania  16803

         J.B. Griffin
         Vice President-Finance & Treasurer
         Shaner Hotel Group Limited Partnership
         1965 Waddle Road
         State College, Pennsylvania  16803

         Leo A. Keevican, Jr.
         Managing Director & Shareholder
         DKW Law Group, PC
         58th Floor, USX Tower
         600 Grant Street
         Pittsburgh, Pennsylvania  15219

                                   SCHEDULE IV
     SHARES OF INTERSTATE'S COMMON STOCK OWNED BY SHANER HOTEL GROUP LIMITED PARTNERSHIP, ITS GENERAL PARTNER, AND THEIR OFFICERS, DIRECTORS, AND EMPLOYEES,
                      AND BY OTHERS WHO MAY SOLICIT PROXIES


                  Beneficial Owner                            Shares of Class A Common Stock
                  ----------------                            ------------------------------
         Shaner Hotel Group Limited Partnership                           333,500


Of the 333,500 shares of Interstate's Class A Common Stock beneficially owned by Shaner Hotel Group Limited Partnership as set forth above, 227,500 shares are owned by Shaner Hotel Group Limited Partnership itself and 6,000 shares are owned by Lance T. Shaner. Mr. Shaner is a 70% shareholder of Shaner Operating Corp., a Delaware corporation, the General Partner of Shaner Hotel Group Limited Partnership. Mr. Shaner is a Director and Chairman of the Board and Vice President of the General Partner, and Chairman and CEO of Shaner Hotel Group Limited Partnership.

                                   SCHEDULE V
                BENEFICIAL OWNERSHIP OF INTERSTATE'S COMMON STOCK

         The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock as of April 16, 2002 by (1) each person known by the Company to own beneficially more than 5% of the Class A Common Stock, (2) each director and Named Executive Officer of the Company, and
(3) all directors and executive officers of the Company as a group. Such information is derived from Interstate's Amended Annual Report on Form 10K/A for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 19, 2002. The figures in the following table are based on 5,487,885 shares of Class A Common Stock outstanding as of April 16, 2002 and, where required by the applicable rules governing the presentation of the information contained in this table, assume the conversion of the Notes and/or shares of the Preferred Stock beneficially owned by such person into shares of Class A Common Stock. Unless indicated otherwise, the address for each of the persons named in the table is c/o Interstate Hotels Corporation, Foster Plaza Ten, 680 Andersen Drive, Pittsburgh, Pennsylvania 15220. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date.

                  Name                               Number of Class A                  Percentage of Class A
                                                       Shares Owned                          Shares Owned
Thomas F. Hewitt(1)...........................................441,434.................................7.7%
J. William Richardson(2)......................................341,776.................................6.0%
Kevin P. Kilkeary(3)..........................................170,166.................................3.0%
Henry L. Ciaffone.............................................     --.................................  --
Charles R. Tomb............................................       123.................................   *
Karim J. Alibhai(4).........................................5,359,183................................49.5%
Joseph J. Flannery..............................................7,000....................................*
Benjamin D. Holloway............................................4,000....................................*
Stephen P. Joyce...................................................--...................................--
Alan J. Kanders(5)..............................................9,000....................................*
Mahmood J. Khimji..................................................--...................................--
Phillip H. McNeill, Sr.........................................36,230....................................*
John J. Russell, Jr................................................--...................................--
Sherwood M. Weiser(6).......................................5,351,825................................49.5%
Odessa Limited(7).............................................607,000................................11.1%
Gary M. Goldberg and affiliates(8)............................310,033.................................5.6%
Shaner Hotel Group Limited Partnership(9).....................333,500.................................6.1%
The PNC Financial Services Group, Inc.(10)....................455,942.................................8.3%
Raffles Associates, L.P.(11)..................................288,855.................................5.3%
CGLH Partners I LP and CGLH Partners II LP
       as a group(12).......................................5,329,183................................49.3%
All directors and executive officers
       as a group (16 persons)(13)..........................6,392,688................................56.2%

* Less than 1%

         (1) Includes 250,000 shares issuable upon the conversion of their shares of the Preferred Stock into shares of Class A Common Stock.

         (2) Includes 43 shares held by Mr. Richardson's daughter and 187,500 shares issuable upon the conversion of their shares of the Preferred Stock into shares of Class A Common Stock.

         (3) Includes 125,000 shares issuable upon the conversion of their shares of the Preferred Stock into shares of Class A Common Stock.

         (4) Includes 5,329,183 shares issuable upon the conversion of the Notes and/or shares of the Preferred Stock into shares of Class A Common Stock (adjusted to reflect 5,487,885 shares of Class A Common Stock outstanding as of April 16, 2002) held indirectly through Mr. Alibhai's indirect interests in CGLH Partners I LP and CGLH Partners II LP. See Note (12) below.

         (5) Includes 2,000 shares held in trust for the benefit of Mr. Kanders' daughter.

         (6) Includes 5,329,183 shares issuable upon the conversion of the Notes and/or shares of the Preferred Stock into shares of Class A Common Stock (adjusted to reflect 5,487,885 shares of Class A Common Stock outstanding as of April 16, 2002) held indirectly through Mr. Weiser's indirect interests in CGLH Partners I LP and CGLH Partners II LP. See Note (12) below.

         (7) As reported in a Schedule 13D filed with the SEC on October 5, 2000. The address of Odessa Limited is International House, Victoria Road, Douglas, Isle of Man, British Isles.

         (8) As reported in an amended Schedule 13D filed with the SEC on October 5, 2000. Represents shares held in managed discretionary and non-discretionary accounts for clients advised by Gary M. Goldberg & Co., Inc., VIP 100, L.P. and/or Gary Goldberg VIP 100, Inc. Gary M. Goldberg is a controlling person of all of these entities and, as such, is deemed to be the beneficial owner of any shares of the Company's Class A Common Stock of which these entities may be deemed to beneficially own. This information is based solely upon the contents of joint filings made by Mr. Goldberg and his affiliates pursuant to Section 13 of the Securities Exchange Act of 1934. The address of the Gary M. Goldberg group is c/o Gary M. Goldberg, Montebello Park, 75 Montebello Road, Suffern, New York 10901.

         (9) As reported in a Schedule TO-T/A filed with the SEC on April 11, 2002. The address of Shaner Hotel Group Limited Partnership is 1965 Waddle Road, State College, Pennsylvania 16803.

         (10) As reported in a Schedule 13G filed with the SEC on February 12, 2002. Represents shares held by affiliates of The PNC Financial Services Group, Inc., whose addresses are as follows: (a) The PNC Financial Services Group, Inc., One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707; (b) PNC Bancorp, Inc., 222 Delaware Avenue,

Wilmington, Delaware 19899; and (c) PNC Bank, National Association, One PNC Plaza, 249 Fifth Avenue, Pittsburgh, Pennsylvania 15222-2707.

         (11) As reported in a Schedule 13G filed with the SEC on February 13, 2002. The address of Raffles Associates, L.P., is 450 Seventh Avenue, Suite 509, New York, New York 10123.

         (12) As reported in an amended Schedule 13D filed with the SEC on November 6, 2000, adjusting the percentage to reflect 5,487,885 shares of Class A Common Stock outstanding as of April 16, 2002, the following entities beneficially own the Company's Class A Common Stock that the Investor has the right to acquire pursuant to the terms of the Preferred Stock and the Notes held by the Investor: (i) CGLH Partners I LP (sole voting power over 1,250,000 shares); (ii) CGLH Partners II LP (sole voting power over 5,329,183 shares);
(iii) LB Interstate GP LLC; (iv) LB Interstate LP LLC; (v) PAMI LLC; (vi) Property Asset Management Inc.; (vii) Lehman ALI Inc.; (viii) Lehman Brothers Holdings Inc.; (ix) MK/CG GP LLC; (x) MK/CG LP LLC; (xi) CG Interstate Associates LLC; (xii) Continental Gencom Holdings, LLC; (xiii) KFP Interstate, LLC; (xiv) Grosvenor, LLC; (xv) KFP Holdings, Ltd.; (xvi) Quadrangle Trust Company (BVI) Limited; (xvii) Sherwood M. Weiser (sole voting power over 22,642 shares); (xviii) Donald E. Lefton (sole voting power over 21,390 shares); (xix) Karim J. Alibhai (sole voting power over 30,000 shares). Each of the foregoing entities (other than CGLH Partners I LP and CGLH Partners II LP) have shared voting power over 5,329,183 shares of the Company's Class A Common Stock. CGLH Partners I LP and CGLH Partners II LP have sole voting power over the shares listed in clauses (i) and (ii) above, but do not have any shared voting power over any other shares. The terms of the Preferred Stock and the Notes prohibit any single holder and its affiliates or any group of which any of them is a member from converting into more than 49% of the Company's common stock. If this restriction were not applicable, the Preferred Stock and the Notes held by the foregoing entities initially would be convertible into an aggregate of 7,500,000 shares of Class A Common Stock or approximately 57% of the Company's total outstanding common stock as of April 16, 2002. For more information, see the amended Schedule 13D, filed with the SEC on November 6, 2000. The address of CGLH Partners I LP and CGLH Partners II LP is c/o Lehman Brothers Holdings Inc., 1285 Avenue of the Americas, 13th Floor, New York, New York 10019.

         (13) Includes 5,329,183 shares (adjusted to reflect 5,487,885 shares of Class A Common Stock outstanding as of April 16, 2002) held indirectly through Mr. Alibhai's and Mr. Weiser's indirect interests in CGLH Partners I LP and CGLH Partners II LP, 250,000 shares held directly by Mr. Hewitt, 187,500 shares held directly by Mr. Richardson and 125,000 shares held directly by Mr. Kilkeary (all of such shares issuable upon the conversion of the Notes and/or shares of the Preferred Stock into shares of Class A Common Stock).

         All of the 242,555 outstanding shares of Class B Common Stock of the Company are beneficially owned by Marriott Hotel Services, Inc. The address of Marriott Hotel Services, Inc. is One Marriott Drive, Washington, D.C. 20058.

         The information concerning Interstate's beneficial ownership of Common Stock set forth in this Schedule V has been taken from Interstate's Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001 filed with the Securities and Exchange Commission on April 19, 2002. Shaner Hotel Group disclaims any responsibility for the accuracy or completeness of the information contained in that document, or for the failure by Interstate or any third party to disclose events that may have occurred and may affect the significance or accuracy of any information, but which are unknown to Shaner Hotel Group.

                                   Appendix 1

                    Preliminary Copy, Subject to Completion,
                              Dated April 23, 2002

                   IN OPPOSITION TO THE BOARD OF DIRECTORS OF
                          INTERSTATE HOTELS CORPORATION

       PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS: _______________, 2002

             THIS PROXY IS SOLICITED ON BEHALF OF SHANER HOTEL GROUP
                               LIMITED PARTNERSHIP


                  The undersigned hereby appoints Lance T. Shaner, Leo A. Keevican, Jr., and J.B. Griffin, and each of them, as proxies, each with the power to appoint his substitute, to vote all of the shares of capital stock of Interstate Hotels Corporation, a Maryland corporation (the "Company"), held of record by the undersigned on the record date, at the annual meeting of shareholders of the Company to be held on ______, 2002, at _______ a.m. Eastern Daylight Savings Time, and any postponement or any adjournment thereof, as directed and, in their or his discretion, on all other matters which may properly come before the meeting.

The votes represented by this Proxy will be voted as marked by you. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF BOTH NOMINEES FOR DIRECTOR AND FOR THE PROPOSALS SHOWN BELOW. Any Proxy which is not properly executed shall be ineffective. Please mark each space with an "x".


Section A. To be voted upon by all holders of Common Stock of the Company

         1. BE IT RESOLVED, that the holders of the Common Stock of Interstate urge the Board of Directors to take one of the following actions and to recommend to the Lehman Investors that such Lehman Investors authorize the Board to take one of the following actions: (i) redeem the shareholder rights issued pursuant to the Shareholders Rights Agreement of Interstate; or (ii) amend the Shareholders Rights Agreement to exclude Shaner Hotel Group and its affiliates as an acquiring party. If the Board takes action (i), the holders of Common Stock also ask the Board of Directors not to reissue or extend these rights, or create a new rights plan unless such action by the Board is approved by an affirmative vote of a majority of the outstanding shares at a meeting of the stockholders held as soon as is practicable.

                     FOR [ ]    AGAINST [ ]     ABSTAIN [ ]

2. Proposal to Ratify Appointment of PricewaterhouseCoopers LLP as Independent Accountants for 2002.


                     FOR [ ]    AGAINST [ ]     ABSTAIN [ ]



Section B. To be voted upon by all holders of Class A Common Stock

                  ELECTION OF THE FOLLOWING INDIVIDUALS TO SERVE AS CLASS A-3 DIRECTORS UNTIL THE ANNUAL MEETING OF THE COMPANY IN 2005

         LANCE T. SHANER            FOR [ ]     WITHHOLD AUTHORITY [ ]

         LEO A. KEEVICAN, JR.       FOR [ ]     WITHHOLD AUTHORITY [ ]

         In their discretion, the proxies named above are authorized to vote upon such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

         All previous proxies given by the undersigned to vote at the Annual Meeting or at any adjournment or postponement thereof (and any discretionary voting authority purportedly granted by such proxies) are hereby revoked.

Dated:  ________________, 2002


                                   _____________________________________________
                                   (Signature)


                                   _____________________________________________
                                  (Name/Title)


                                   _____________________________________________
                                   (Signature, if jointly held)


                                   _____________________________________________
                                  (Name/Title)

Please sign your name exactly as you print it on the line immediately below the signature line. If shares are held by joint tenants or otherwise jointly held, both parties should sign. If you are signing as an attorney, executor, administrator, trustee or guardian, please specify your title. If the holder is a corporation, please sign in the full corporate name by the President or other authorized officer. If the holder is a partnership, please sign in the partnership name by an appropriate authorized person.

Please complete, sign, date and promptly mail your proxy in the enclosed postage paid envelope to:

                         N.S. TAYLOR & ASSOCIATES, INC.
                           15 North Street, 2nd Floor
                           Dover-Foxcroft, Maine 04426



                         STATEMENT OF DIFFERENCES

The section symbol shall be expressed as..................................'SS'